     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                STERICYCLE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                                    36-3640402
       (STATE OR OTHER JURISDICTION                                       (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                                   IDENTIFICATION NUMBER)

                         1419 LAKE COOK ROAD, SUITE 410
                           DEERFIELD, ILLINOIS 60015
                                 (847) 945-6550
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 MARK C. MILLER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                STERICYCLE, INC.
                         1419 LAKE COOK ROAD, SUITE 410
                           DEERFIELD, ILLINOIS 60015
                                 (847) 945-6550
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

        CRAIG P. COLMAR, ESQ.                                  GEOFFREY E. LIEBMANN, ESQ.
          MICHAEL BONN, ESQ.                                    CAHILL GORDON & REINDEL
          JOHNSON AND COLMAR                                         80 PINE STREET
        300 SOUTH WACKER DRIVE                                  NEW YORK, NEW YORK 10005
       CHICAGO, ILLINOIS 60606

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection dividend or interest reinvestment plans, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF           AMOUNT TO BE           OFFERING PRICE          PROPOSED MAXIMUM           AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED(1)            PER SHARE(2)       AGGREGATE OFFERING PRICE    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share......................... 3,450,000 shares......          $16.91                $58,339,500              $17,678.64
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Includes 450,000 shares that the Underwriters have the option to purchase from the Registrant to cover over-allotments, if any.
(2) Estimated solely for purposes of calculating the registration fee based on the average of the high and low prices of the Registrant's Common Stock reported on the Nasdaq National Market on July 31, 1998, in accordance with Rule 457(c) under the Securities Act of 1933.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                           Subject To Completion, Dated August 4, 1998
--------------------------------------------------------------------------------
                                3,000,000 Shares
                                   Stericycle
                                  Common Stock

--------------------------------------------------------------------------------

Of the 3,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering"), 2,000,000 shares are being offered by Stericycle, Inc. ("Stericycle" or the "Company") and 1,000,000 are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

The Common Stock is quoted on the Nasdaq National Market under the symbol "SRCL." On August 3, 1998, the last reported sale price of the Common Stock was $17.75 per share. See "Price Range of Common Stock."

FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 7-14.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            Price to        Underwriting Discounts       Proceeds to           Proceeds to
                             Public           and Commissions(1)         Company(2)       Selling Stockholders
----------------------------------------------------------------------------------------------------------------
Per Share.............          $                      $                      $                     $
----------------------------------------------------------------------------------------------------------------
Total(3)..............          $                      $                      $                     $
----------------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of this Offering payable by the Company estimated
    at $       .

(3) The Company and other stockholders have granted the Underwriters a 30-day option to purchase up to 450,000 shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is
    exercised in full, the total purchase price to the public will be $       ,
    the total underwriting discounts and commissions will be $       , the total
    proceeds to the Company will be $       and the total proceeds to the
    Selling Stockholders will be $       . See "Underwriting."

The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the delivery of the certificates therefor will be made at the offices of Warburg Dillon Read LLC, New York, New
York, on or about           , 1998. The Underwriters include:

WARBURG DILLON READ LLC
               CREDIT SUISSE FIRST BOSTON
                               WILLIAM BLAIR & COMPANY
                                            SUTRO & CO. INCORPORATED

                                   STERICYCLE

                          [MAP TO COME ELECTRONICALLY]

     Founded in 1989, Stericycle is the second largest provider of regulated medical waste management services in the United States. Operating in 31 states and the District of Columbia, Stericycle serves over 45,000 customers in markets that encompass approximately half of the United States population. The regulated medical waste management market in the United States is estimated to be more than $1.2 billion. Stericycle's current operations include seven treatment centers, four of which utilize Stericycle's proprietary Electro-Thermal-Deactivation treatment technology, 13 transfer stations and seven customer service centers.

     Steri-Cement(R), Steri-Fuel(R), Steri-Plastic(R) and Steri-Tub(R) are registered trademarks and Stericycle(R) is a registered service mark of the Company.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE COMMON STOCK AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE UNDERWRITING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements, Condensed Financial Statements and related Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. See "Underwriting." Unless the context requires otherwise, references to "Stericycle" or the "Company" refer to Stericycle, Inc. and its subsidiaries. Prospective investors should carefully consider the information under "Risk Factors" in evaluating an investment in the Common Stock offered by this Prospectus.

     Stericycle is the second largest provider of regulated medical waste management services in the United States, providing regulated medical waste collection, transportation, treatment and disposal services to over 45,000 customers in 31 states and the District of Columbia. Combining proprietary treatment technology with a health care orientation, the Company believes that it is in a unique position to manage regulated medical waste in a safe and cost-effective manner and to capitalize on the current consolidation trend in the regulated medical waste management industry. Since 1991, the Company has completed 25 acquisitions, of which 17 were completed since the Company's initial public offering in August 1996. These acquisitions, combined with growth from its existing operations, have increased the Company's revenues from $1.6 million in 1991 to $46.2 million in 1997.

     The Company's integrated services include regulated medical waste collection, transportation, treatment, disposal, reduction, re-use and recycling services, together with related training and education programs, consulting services and product sales. The Company markets its services to two principal types of customers: (i) long-term and sub-acute care facilities, outpatient clinics, medical and dental offices, biomedical companies, municipal entities and other smaller-quantity generators of regulated medical waste ("Alternate Care" generators); and (ii) hospitals, blood banks, pharmaceutical manufacturers and other larger-quantity generators of regulated medical waste ("Large Quantity" generators). The Company's revenues for 1997 were divided approximately equally between Alternate Care and Large Quantity generators, but the Company anticipates that a greater proportion of its future revenues will be derived from Alternate Care generators as the Company continues to focus its marketing efforts on the more rapidly growing, higher-margin Alternate Care market. The Company's current operations are comprised of seven treatment centers, one recycling center, 13 transfer stations and seven customer service centers.

     The acquisition of other regulated medical waste management businesses, including both independent haulers and integrated competitors, is a key element of the Company's strategy to increase its penetration of its current markets and to expand its operations geographically. The Company believes that it is an attractive buyer to many potential acquisition candidates because of its exclusive focus on the regulated medical waste management industry, its customer-service orientation and its expansion strategy. The Company's senior management is actively involved in identifying acquisition candidates and consummating acquisitions, and the Company has proven procedures for efficiently integrating newly-acquired companies into its business.

     Regulated medical waste is generally described as any waste that can cause an infectious disease or that can reasonably be suspected of harboring human pathogenic organisms. Regulated medical waste includes single-use disposable items such as needles, syringes, gloves and laboratory, surgical and emergency room and other supplies which have been in contact with blood or bodily fluids; cultures and stocks of infectious agents; and blood and blood products. An independent study published in 1997 estimated that the size of the regulated medical waste management market in the United States in 1998 would be more than $1.2 billion.

     The Company believes that its regulated medical waste management system using its proprietary Electro-Thermal-Deactivation ("ETD") treatment process is the only commercially-proven system that: (i) kills human pathogens in regulated medical waste without generating liquid effluents or regulated air emissions;
(ii) affords certain operating cost advantages over the principal competing treatment methods; (iii) reduces the volume of regulated medical waste by up to 85%; (iv) renders regulated medical waste unrecognizable; (v) permits the recovery and recycling of usable plastics from regulated medical waste; and (vi) enables the remaining regulated medical waste to be safely landfilled or used as an alternative fuel in energy production.

     The Company believes that its business has grown and will continue to grow as a consequence of the following trends in the health care and regulated medical waste industries:

     - The handling and disposal of the large quantities of regulated medical waste generated by the health care industry has attracted significant public awareness and regulatory attention. The Occupational Safety and Health Administration ("OSHA") has issued regulations concerning employee exposure to bloodborne pathogens and other potentially infectious materials that require, among other things, special procedures for handling regulated medical waste.

     - Alternate Care generators have become an increasing source of revenues in the regulated medical waste industry. Alternate Care generators, however, typically do not produce a sufficient volume of regulated medical waste to justify substantial capital expenditures on their own waste treatment facilities or the expense of hiring regulatory compliance personnel.

     - Governmental clean air regulations and public opposition are combining to increase the cost and difficulty of obtaining permits to build and operate incinerators. This trend is expected to accelerate in response to regulations which the U.S. Environmental Protection Agency ("EPA") adopted in September 1997. The EPA expects that these regulations will result in the closing of many of the hospital medical waste incinerators currently in operation as hospitals seek alternative, less expensive methods of regulated medical waste disposal. The Company expects to benefit from this anticipated movement by hospitals to outsource regulated medical waste disposal.

     - The regulated medical waste management industry is rapidly consolidating. The Company has demonstrated the ability to identify and acquire companies that add revenues and profits to its business.

     - The health care industry continues to be under pressure to reduce costs and improve efficiency, which the Company believes that it can help to achieve for its clients in the management of regulated medical waste.

     The Company believes that it has many opportunities to grow and to increase its profitability by improving its penetration of existing geographic service areas, expanding into new product and service areas, acquiring selected businesses, focusing its marketing efforts on higher-margin Alternate Care generators and maximizing operating efficiencies. By improving its penetration of existing geographic service areas and expanding into new areas, the Company expects to increase both its customer density and market share. By acquiring selected regulated medical waste management businesses, the Company expects to augment both growth and operating efficiencies through "tuck-in" acquisitions that can be integrated into the Company's existing operations and acquisitions in new service areas that can be assembled in a "hub and spoke" configuration of treatment facilities and transfer stations. By focusing its marketing efforts on Alternate Care generators, the Company expects to benefit from the higher margins generally available from this large and growing class of customers. By continuing to refine its logistics through the optimization of route structures and greater exploitation of the Company's existing infrastructure, the Company expects to improve its operating efficiencies.

     The Company also seeks to expand internationally by entering into joint ventures with foreign regulated waste management companies and by licensing its proprietary technology to foreign companies who may also purchase ETD processing equipment. The Company recently announced the formation of a joint venture in Mexico for the collection, treatment and disposal of regulated medical waste in the Mexico City market, and it also recently announced a supply and license agreement with a Brazilian company for ETD technology and equipment to use in the treatment of regulated medical waste in the Sao Paulo, Brazil metropolitan area.

     Through a strategy combining market penetration, expansion, acquisitions, focused marketing and logistical efficiencies, the Company believes that it is in a unique position to grow and to lead the consolidation of the fragmented regulated medical waste management industry.

     Stericycle, Inc. is a Delaware corporation with its principal executive offices located at 1419 Lake Cook Road, Suite 410, Deerfield, Illinois 60015. Its telephone number is (847) 945-6550.

                                  THE OFFERING

Common Stock offered by the Company.....     2,000,000 shares

Common Stock offered by the Selling
Stockholders............................     1,000,000 shares

     Total Common Stock offered.........     3,000,000 shares

Common Stock to be outstanding after the
Offering................................     12,615,399 shares (1)

Use of proceeds to the Company..........     For future acquisitions and general
                                             corporate purposes, including
                                             working capital, capital
                                             expenditures and possible repayment
                                             of acquisition-related debt. See
                                             "Use of Proceeds."

Nasdaq National Market symbol...........     SRCL
-------------------------
(1) Based on the number of shares outstanding as of June 30, 1998. This figure excludes 397,332 shares issuable upon the exercise of outstanding stock options exercisable as of or within 60 days after June 30, 1998, at a weighted average exercise price of $4.86 per share, and 286,619 shares issuable upon the exercise of outstanding warrants all of which were exercisable as of June 30, 1998 at a weighted average exercise price of $8.21 per share. This figure also excludes 605,663 shares issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $9.88 per share, which were not exercisable within 60 days after June 30, 1998.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                        JUNE 30,
                                ----------------------------------------------------    ------------------
                                 1993        1994       1995       1996       1997       1997       1998
                                 ----        ----       ----       ----       ----       ----       ----
STATEMENTS OF OPERATIONS DATA
  (1):
Revenues......................  $ 9,141    $ 16,141    $21,339    $24,542    $46,166    $20,816    $28,018
Cost of revenues..............    9,137      13,922     17,478     19,423     34,109     16,106     19,629
Selling, general and
  administrative expenses.....    5,988       7,927      8,137      7,556     10,671      4,603      6,358
                                -------    --------    -------    -------    -------    -------    -------
Income (loss) from
  operations..................   (5,984)     (5,708)    (4,276)    (2,437)     1,386        107      2,031
Interest income (expense),
  net.........................      (44)       (104)      (268)        48        190        182        115
                                -------    --------    -------    -------    -------    -------    -------
Income (loss) before income
  taxes.......................   (6,028)     (5,812)    (4,544)    (2,389)     1,576        289      2,146
Income tax expense............       --          --         --         --        146          7        278
                                -------    --------    -------    -------    -------    -------    -------
Net income (loss).............   (6,028)     (5,812)    (4,544)    (2,389)     1,430        282      1,868
Less cumulative preferred
  dividends (2)...............   (3,733)     (4,481)        --         --         --         --         --
                                -------    --------    -------    -------    -------    -------    -------
Net income (loss) applicable
  to common stock.............  $(9,761)   $(10,293)   $(4,544)   $(2,389)   $ 1,430    $   282    $ 1,868
                                =======    ========    =======    =======    =======    =======    =======
Diluted net income (loss) per
  common share (3)............  $(13.64)   $ (14.38)   $ (0.81)   $ (0.32)   $  0.13    $  0.03    $  0.17
                                =======    ========    =======    =======    =======    =======    =======
Weighted average number of
  common shares and common
  stock equivalent shares
  outstanding.................      716         716      5,582      7,471     10,766     10,554     11,167

                                                                          JUNE 30, 1998
                                                                ----------------------------------
                                                                    ACTUAL         AS ADJUSTED (4)
                                                                    ------         ---------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........        $ 5,693
Total assets................................................         62,538
Long-term debt, net of current maturities...................          3,401
Shareholders' equity........................................        $47,673

-------------------------
(1) See "Business -- Growth Strategy -- Pursue Selected Acquisitions" and Note 5 to the Consolidated Financial Statements for information concerning the Company's acquisitions during the five years and the three years ended December 31, 1997. The comparability of the information for the periods presented has been affected by these acquisitions.

(2) In August 1995 and in conjunction with a recapitalization of the Company, the liquidation preference on the Company's preferred stock was eliminated and the Company's preferred stock was reclassified as common stock. See Note 8 to the Consolidated Financial Statements.

(3) The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), during the fourth quarter of 1997. FAS 128 replaced the calculation of primary and fully diluted net income (loss) per common share with basic and diluted net income (loss) per common share. Net income (loss) per common share amounts have been restated where appropriate. See Note 2 to the Consolidated Financial Statements.

(4) Adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $17.75 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company). See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the Common Stock offered by this Prospectus. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward-looking statements that are subject to risks and uncertainties. The Company's actual results and the timing of events could differ materially from those contemplated by such forward-looking statements due to a number of factors. These factors include, but are not limited to, those discussed below and elsewhere in this Prospectus.

GROWTH STRATEGY DEPENDENT UPON ACQUISITIONS

     The Company's growth strategy depends significantly upon its ability to acquire other regulated medical waste management businesses. There can be no assurance that the Company will be able to identify suitable businesses to acquire, successfully negotiate their acquisition, improve the productivity of their operations or integrate their operations into the Company's business. The trend toward consolidation in the regulated medical waste management industry may increase competition for the acquisition of existing businesses and result in fewer acquisition opportunities and higher purchase prices. Some of the Company's competitors for acquisitions continue to have greater financial resources than the Company and may be willing to pay higher prices than the Company is willing to pay to complete acquisitions or may be more capable of completing larger transactions. If the Company is successful both in identifying suitable regulated medical waste management businesses to acquire and in negotiating terms of acquisition acceptable to the Company, the size of the Company's acquisitions may nevertheless vary widely and the timing of their completion may be irregular. The Company's completion of acquisitions on an irregular basis, either because of protracted negotiations, delays in obtaining necessary regulatory approvals or other factors, could have an adverse effect on the Company's profits on a quarter-to-quarter basis and result in lower than expected earnings. There can be no assurance that any debt or equity financing which may be necessary to complete the Company's acquisitions will be able to be obtained on terms satisfactory to the Company. Any additional equity financing and the issuance of equity securities as purchase consideration may be dilutive to the Company's existing stockholders. Debt financing, if available, and the issuance of debt as purchase consideration, may significantly increase the Company's debt and involve restrictive covenants which limit the Company's operations. In addition, future acquisitions by the Company may result in large one-time write-offs and the creation of goodwill or other intangible assets that could result in significant amortization expense. The Company's failure to implement its growth strategy successfully could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Business -- Growth Strategy."

     If the Company is successful in acquiring additional regulated medical waste management businesses, the Company may continue to experience a period of rapid growth which could place substantial additional demands on the Company's management, resources and management information systems. The Company's failure to manage any such further rapid growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

IMPACT OF GOVERNMENT REGULATION

     The regulated medical waste management industry is subject to extensive federal, state, local and applicable foreign laws and regulations. The collection, transportation, treatment and disposal of regulated medical waste require applicable government permits, authorizations and approvals ("permits"), the nature of which may vary from jurisdiction to jurisdiction, and continuing compliance with required packaging, labeling, handling, treatment, disposal and documentation procedures and notice and reporting obligations. In certain states, the Company is required to obtain government approval of its pricing and to obtain and operate in compliance with a certificate of public convenience and necessity. The Company believes that it is currently in compliance in all material respects with its permits and with all applicable laws and regulations. State and local laws and regulations change with some frequency, however, and the amendment of existing laws or regulations, the adoption of new laws or regulations, or the imposition of new requirements under existing laws or regulations, could require the Company to obtain new government permits or to modify its current methods of operation in order to comply with these changes. There can be no assurance that the Company would be able to obtain any such new permits or that the cost of compliance with any such changes would not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Governmental Regulation."

     The Company's failure to operate in compliance with the requirements and limitations of any permit, or with the laws and regulations pursuant to which the permit was issued, could jeopardize the permit. Routine compliance inspections by the issuing regulatory agency, as well as complaints filed or anonymously sponsored by the Company's competitors or others alleging that the Company is not operating in compliance with a particular permit, could result in administrative proceedings to modify, suspend or revoke the permit. Any such modification, suspension or revocation could have a material adverse effect on the Company's business, financial condition and results of operations. Some permits have to be renewed periodically, and there can be no assurance that any existing or future permit which must be renewed will be renewed by the issuing regulatory agency. The failure to obtain any such renewal could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Governmental Regulation."

     The permits that the Company requires, and in particular the permits that it requires to build and operate treatment and transfer facilities and transport regulated medical waste, are difficult and time-consuming to obtain and, if and when issued, may be subject to conditions or restrictions which limit the Company's ability to operate efficiently in the applicable jurisdiction. There can be no assurance that the Company will be successful in obtaining the permits necessary to expand the scope of the geographic service areas in which it operates or the products and services that it offers, or that any such permits will be obtained when contemplated by the Company's expansion plans or under conditions or with restrictions acceptable to the Company. The Company's inability to expand the scope of the geographic service areas in which it operates, or the products and services that it offers, either because it is unable to obtain the necessary permits or because they are issued under conditions or with restrictions that are not acceptable to the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's applications for treatment and transfer facility permits are frequently subject to opposition by elected officials, local residents or citizen groups, and public opposition could force the Company to delay or withdraw its application and abandon its plans to expand into a particular geographic service area or to locate a treatment or transfer facility at a particular site. Even after a permit is issued, opponents may initiate administrative proceedings or litigation to compel the applicable regulatory agency to modify the conditions under which the permit was granted or to revoke the issuance of the permit. The Company's withdrawal of a permit application, after incurring substantial costs in the preparation and prosecution of the application and underlying market studies, site selection, facility design and pre-marketing activities, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's principal treatment technology, Electro-Thermal-Deactivation ("ETD"), is an alternative to the conventional treatment technologies of incineration and autoclaving and has not been approved in all states for the treatment of regulated medical waste. The Company has received permits or legislative approval to operate its treatment technology in 15 states with additional applications pending. There can be no assurance, however, that the Company's treatment technology will be approved for the treatment of regulated medical waste in each state or other jurisdiction where the Company may seek regulatory approval in the future to construct and operate a treatment facility. The Company's inability to obtain any such regulatory approval could have a material adverse effect on the Company's business, financial condition and results of operations. Like any technology, the Company's treatment process may be subject to certain technological limitations. Although the Company has never been denied regulatory approval because of any technological limitation on its treatment process, there can be no assurance that specific limitations will not be identified by a regulatory agency as a sufficient reason to withhold a necessary permit in a particular jurisdiction or used by competitors to encourage customers or potential customers to engage their services rather than those of the Company. There can be no assurance that any such actions would not have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company currently employs both autoclaving and incineration in addition to its proprietary ETD treatment process. Incineration is subject to more stringent regulation than the ETD treatment process and may expose the Company to greater risk of the adverse effect of government regulation. See "Business -- Treatment Technologies" and "-- Governmental Regulation."

     As the Company expands its international operations, it will become subject in the countries where it operates to regulation by foreign governments, including the possibility of pricing tariffs, controls over the location and operation of treatment facilities and various permit requirements similar to those imposed by United States federal, state and local authorities. See "Business -- Governmental Regulation" and "-- Growth Strategy."

GOVERNMENTAL ENFORCEMENT PROCEEDINGS

     The Company has been and may continue to be subject from time to time to governmental enforcement proceedings and has been and may be required to pay fines and penalties or undertake remedial work at its facilities. The amount of any such fines and penalties and the cost of any such remedial work could be substantial and could have a material adverse effect on the Company's business, financial condition and results of operations.

     Governmental enforcement actions also may be initiated against the Company for the purpose of revoking or modifying one of the Company's permits. The cost of defense and the costs incurred as a result of the revocation or modification of a permit could be substantial and could have a material adverse effect on the Company's business, financial condition and results of operations.

     In April 1997, a worker at the Company's Morton, Washington treatment facility was diagnosed with active tuberculosis. Testing revealed two additional cases of active tuberculosis and 13 additional workers who tested positive for exposure to tuberculosis. While studies are ongoing, officials of the Washington Departments of Health and of Labor and Industries have claimed that the Company's workers were exposed to tuberculosis bacteria through regulated medical waste being processed at the Company's treatment facility. The Company believes that other sources of exposure are possible and that the actual source of exposure has yet to be conclusively determined. However, the Company has implemented the recommendations of all federal, state and local regulatory authorities regarding outfitting its workers with personal protective equipment and has implemented or is implementing additional recommendations regarding the modification of equipment at the Morton facility. The measures taken at the Morton facility are in the process of being extended to the Company's other treatment facilities. The safety measures being taken include certain measures recommended by the National Institute for Occupational Safety and Health ("NIOSH") in a preliminary report issued in March 1998. The Company expects that NIOSH will issue a final report regarding this matter, and the Company may be required as a result to adopt further safety measures. While future claims are possible, to date the Company has not been subject to any civil proceedings by the affected employees as a result of this incident, which the Washington Department of Labor and Industries has determined is covered by the state workers' compensation program. This or a similar incident in the future at one of the Company's facilities could cause governmental authorities to require the Company to adopt additional safety measures, to impose fines or other penalties or to initiate permit modification or revocation proceedings, or result in litigation by the affected employees. The cost of complying with any additional measures, the payment of a significant fine or penalty, the modification or revocation of an operating permit, or the expense of defending or settling employee litigation or paying an adverse judgement, could have a material adverse effect on the Company's business, financial condition and results of operations.

     There can be no assurance that the Company will be successful in its defense of any future government enforcement proceeding or in obtaining a settlement on terms acceptable to the Company of any fines or penalties sought to be imposed. The expense and time involved in defending against any such enforcement proceeding, the cost of any fines or penalties imposed or paid in settlement, the cost of any changes in operations that may be necessary because of the modification, suspension or revocation of a permit, and the adverse publicity, loss of customers and additional investigations or inquiries associated with any proceeding, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Legal and Other Proceedings" and "-- Governmental Regulation."

COMPETITION WITHIN INDUSTRY

     The Company operates within the highly competitive regulated medical waste management industry. Historically, competition in the industry resulted in substantial price reductions to Large Quantity generators in virtually all geographic areas. While prices have stabilized in most areas, there can be no assurance that competitive pressures within the regulated medical waste management industry will not result in further price reductions. Substantial further price reductions would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company faces competition from one national waste management company and many regional and local businesses in its present locations, and will be confronted with such competition in each location where it seeks to expand in the future. Some of the Company's competitors have greater capital resources, regulatory experience, sales and marketing capabilities and broader product and service offerings than the Company and are well established in their respective markets. The Company's primary competitor is Browning-Ferris Industries, Inc. ("BFI"). BFI and other competitors could engage in a variety of actions that have the effect of delaying or preventing implementation of the Company's growth strategy, including lobbying or support of legislative or regulatory initiatives designed to impede the Company's ability to obtain or maintain necessary permits and approvals and financial support of citizens' groups that oppose the Company's plans to locate a treatment or transfer facility at a particular site. There can be no assurance that the Company's competitors will not substantially increase their commitment of resources devoted to competing aggressively with the Company or that the Company will be able to compete profitably with BFI or other competitors. To the extent that the Company's competitors are able to secure significant numbers of long-term customer agreements with penalties for early termination in geographic service areas that the Company targets for growth, the Company may be unable to meet its growth objectives. See "Business -- Competition."

BROAD DISCRETION IN USE OF PROCEEDS

     The Company intends to use the net proceeds of this Offering received by the Company for future acquisitions of other regulated medical waste management businesses and for general corporate purposes, including working capital, capital expenditures and possible repayment of all or a portion of outstanding indebtedness incurred in connection with past acquisitions. With the exception of two agreements in principle, the Company has no pending agreements, commitments or understandings as of the date of this Prospectus to acquire other regulated medical waste management businesses. The Company's management will have broad discretion in determining the amount and timing of expenditures and in allocating the net proceeds of this Offering received by the Company. See "Use of Proceeds."

UNCERTAINTY OF CONTINUED PROFITABILITY

     Until 1997, the Company incurred substantial losses each year since it began operations in 1989, and as of December 31, 1997, had an accumulated deficit of approximately $38,061,000. While the Company had net income of $1,430,000 for the year ended December 31, 1997 and net income of $1,868,000 for the six months ended June 30, 1998, there can be no assurance that the Company will be able to continue to operate profitably in the future. The Company is subject to the risks and uncertainties inherent in the growth of a developing business in the regulated medical waste management industry, and prospective investors have only a limited history of profitability to review. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

IMPORTANCE OF GOVERNMENTAL ENFORCEMENT OF ENVIRONMENTAL REGULATIONS

     The Company believes that its business prospects are enhanced by the enforcement of stringent statutory and regulatory requirements relating to the collection, transportation, treatment and disposal of regulated medical waste. These laws and regulations are, and will continue to be, a principal factor affecting demand for the Company's regulated medical waste management services. In addition, the Company views as generally advantageous to its business prospects laws and regulations that make it more difficult or expensive to use regulated medical waste treatment technologies that compete with the ETD treatment process, such as incineration and autoclaving. These advantages have diminished, however, to the extent that the Company itself has recently begun to use incineration and autoclaving. The Company estimates that during 1997, the Company used incineration or autoclaving at its own facilities or those of third parties for approximately 43% of the regulated medical waste that it treated. See "Business -- Treatment Technologies."

     The Company believes that legislative initiatives offering financial incentives for or otherwise encouraging the recycling of treated medical waste similarly enhance the Company's business prospects. Changes in the law or regulations that relax the requirements governing regulated medical waste, including changes that reduce incentives to landfill diversion and resource recovery or that remove obstacles to the use of incineration and autoclaving for the treatment of regulated medical waste, could have a material adverse effect on the Company's business, financial condition and results of operations. The level of future enforcement of existing and new laws and regulations, the scope of future laws and regulations and the impact of technological changes on existing or future laws and regulations cannot be predicted. The level of enforcement in each jurisdiction is subject to changing political and budgetary pressures. A significant reduction in government enforcement in one or more jurisdictions could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PATENTS AND PROPRIETARY INFORMATION

     The Company holds seven United States patents and two additional pending patent applications relating to the ETD treatment process and other aspects of processing regulated medical waste. The Company has filed or has been assigned counterpart patent applications in several foreign countries and has received patents in five of them. The Company also holds one United States patent for its reusable container, which is used under the trademark Steri-Tub(R). The Company believes that its patents are important to its prospects for success. There can be no assurance, however, that the Company's patent applications will issue as patents or that any issued patents will provide competitive advantages to the Company or will not be successfully challenged or circumvented by competitors or other third parties. In addition, there can be no assurance that the Company's regulated medical waste treatment processes do not infringe the patent or other proprietary rights of third parties. Litigation may be required to enforce the Company's patents, to defend the Company against claims of infringement by third parties, and to determine the enforceability, validity and scope of third parties' proprietary rights. Any such litigation could involve a substantial expense to the Company and require significant time and attention of the Company's management. The Company also could be required to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions, which also could involve a substantial expense. A determination adverse to the Company in any such litigation or interference proceedings could result in a substantial liability to the Company or prevent the Company from continuing to use its regulated medical waste treatment processes. In the former event, the liability could have a material adverse effect on the Company's business, financial condition and results of operations. In the latter event, the Company could seek a license from the third party or attempt to redesign its regulated medical waste treatment processes to avoid infringement. The Company's failure to obtain such a license on terms acceptable to the Company, or its failure to redesign its processes to avoid infringement, similarly could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents and Proprietary Rights."

     In addition to patent protection, the Company seeks to protect its proprietary information through confidentiality agreements with its employees, consultants and collaborators. There can be no assurance that such agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's proprietary information will not otherwise become known to or be independently developed by the Company's competitors. See "Business -- Patents and Proprietary Rights."

     The Company holds federal registrations of the trademarks Steri-Fuel(R), Steri-Plastic(R), Steri-Tub(R) and Steri-Cement(R), the service mark Stericycle(R) and a service mark consisting of a graphic that the Company uses in association with its name and services in the United States. There can be no assurance that the registered or unregistered trademarks or service marks of the Company will not infringe upon the rights of third parties. The requirement to change any trademark, service mark or trade name of the Company could result in the loss of any goodwill associated with that trademark, service mark or trade name, could entail significant expense and could have a material adverse effect on the Company's business, financial condition and results of operation. See "Business -- Patents and Proprietary Rights."

POTENTIAL RISK OF LIABILITY AND POTENTIAL UNAVAILABILITY OF INSURANCE

     The regulated medical waste management industry involves potentially significant risks of statutory, contractual, tort and common law liability. The Company's failure to comply with applicable laws and regulations or to manage regulated medical waste or its byproducts in an environmentally safe manner could result in environmental contamination, personal injury and property damage. The Company maintains pollution liability, general liability and workers' compensation insurance which the Company considers adequate to protect its business and employees. An uninsured or partially insured claim against the Company, however, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, impose strict, joint and several liability on current and former owners and operators of facilities from which releases of hazardous substances have occurred and on generators and transporters of the hazardous substances that come to be located at such facilities. Responsible parties may be liable for substantial site investigation and clean-up costs and natural resource damages, regardless of whether they exercised due care or complied with applicable laws and regulations. If the Company were found to be a responsible party for a particular site, it could be required to pay the entire cost of the site investigation and clean-up, even though other parties also may be liable. The Company's ability to obtain contribution from other responsible parties may be limited by the Company's inability to identify those parties and by their financial inability to contribute to investigation and clean-up costs. There can be no assurance that the Company will not face claims under CERCLA or similar state laws, or under other laws, resulting in a substantial liability for which the Company is unable to obtain contribution from other responsible parties and for which the Company is uninsured or only partially insured. The Company's pollution liability insurance excludes liabilities under CERCLA. The Company may experience difficulty in the future in obtaining adequate insurance coverage on acceptable terms. A successful claim against the Company for which it is uninsured or only partially insured, and for which it is unable to obtain contribution from other responsible parties, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Potential Liability and Insurance."

ALTERNATIVE TECHNOLOGIES; TECHNOLOGICAL OBSOLESCENCE

     The regulated medical waste management industry presents continuing opportunities for the development of alternative treatment and disposal technologies. These alternative technologies may emphasize operating cost efficiencies, reductions in the volume of regulated medical waste generated or other environmental factors. The development and commercialization of alternative treatment or disposal technologies that are more cost-effective than the Company's technologies or that reduce the volume of regulated medical waste generated or afford other environmental benefits could place the Company at a competitive disadvantage.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent upon a limited number of key management, technical and sales personnel. The Company's future success will depend, in part, upon its ability to attract and retain highly qualified personnel. The Company faces competition for such personnel from other companies and organizations, and there can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The Company does not have written employment agreements with its officers providing for specific terms of employment, and officers and other key personnel could leave the Company's employ with little or no prior notice. The Company's loss of key personnel, especially if the loss is without advance notice, or the Company's inability to hire or retain key personnel, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not carry any key man life insurance.

INTERNATIONAL OPERATIONS

     The Company plans to grow both domestically and internationally and has begun penetrating regulated medical waste management markets in foreign countries. The Company's international activities may include the export of ETD technology, associated know-how and ETD equipment. A number of risks are inherent in international operations. International operations may be limited or disrupted by the imposition of government controls, export license requirements, political or economic instability, trade restrictions, changes in tariffs, restrictions on repatriating profits, taxation, or difficulties in staffing and managing international operations. Foreign regulatory agencies often establish permit and compliance standards different from those in the United States, and an inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on the Company's international business and its financial condition and results of operations. In addition, the Company's business, financial condition and results of operations may be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates for ETD equipment. There can be no assurance that the Company will be able to successfully operate in any foreign market. See "Business -- Growth Strategy" and "-- Marketing and Sales."

VOLATILITY OF STOCK PRICE

     The market price of the Common Stock could be adversely affected by fluctuations in the Company's operating results or the operating results of the Company's competitors, the failure of the Company's operating results to meet the expectations of research analysts and investors, delays in consummating acquisitions, changes in regulated medical waste management laws and regulations, actions by regulatory authorities, developments in respect of patents or proprietary rights, changes in research analysts' recommendations regarding the Company or the regulated medical waste management industry generally, general market conditions, or other events and factors. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial numbers of shares of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock.

     Upon completion of this Offering, the Company will have 12,615,399 shares of Common Stock outstanding (based upon shares outstanding as of June 30, 1998). Of these shares, approximately 9,992,759 shares, including the 3,000,000 shares offered hereby (or approximately 10,442,759 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act. The remaining 2,622,640 shares may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. Approximately 2,511,430 of these shares will be eligible for sale under Rule 144 on the date of this Offering.

     The Company's executive officers and directors and the Selling Stockholders, who together will hold 2,208,735 shares of Common Stock upon completion of this Offering (all of which are eligible for sale under Rule 144 on the date of this Offering), have entered into lock-up agreements with the Managing Underwriters pursuant to which the holders have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any of their shares of Common Stock, or any shares that they may acquire through the exercise of stock options or warrants, or to exercise any of their registration rights in respect of their shares of Common Stock, for a period of 90 days beginning on the date of this Offering without the prior written consent of Warburg Dillon Read LLC on behalf of the Managing Underwriters. See "Shares Eligible for Future Sale" and "Underwriting."

     As of June 30, 1998, options to purchase a total of 1,002,995 shares of Common Stock were outstanding under the Company's stock option plans, of which options for a total of 366,536 shares were then exercisable. Of the total options exercisable, options for 253,635 shares were held by executive officers and directors subject to the lock-up agreements described above.

     As of June 30, 1998, there were outstanding warrants to purchase 286,619 shares of Common Stock, all of which were then exercisable. Holders of warrants to purchase 178,794 shares of Common Stock are subject to the lock-up agreements described above.

     After completion of this Offering, the Company may issue unregistered shares of Common Stock as full or partial consideration for future business acquisitions and may grant registration rights to the holders of such shares. See "Business -- Growth Strategy -- Pursue Selected Acquisitions."

ABSENCE OF DIVIDENDS

     The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock
offered hereby are estimated to be approximately $     ($     if the
Underwriters' over-allotment option is exercised in full), assuming a public offering price of $17.75 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

     The Company intends to use the net proceeds of the Offering received by the Company for potential future acquisitions of other regulated medical waste management businesses and for general corporate purposes, including working capital, capital expenditures and possible repayment of all or a portion of outstanding indebtedness incurred in connection with past acquisitions. The amount and specific acquisition indebtedness to be repaid, if any, has not been determined. The Company is continuously evaluating possible acquisition candidates as part of its growth strategy. The Company has reached agreements in principle with two companies for the acquisition of their regulated medical waste management businesses and is in various stages of discussion with other companies. With the exception of these two agreements in principle, the Company presently has no binding agreements or commitments to effect any mergers or acquisitions. Pending these uses, the Company intends to invest the net proceeds of the Offering received by the Company in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

     Since August 23, 1996, the Company's Common Stock has traded on the Nasdaq National Market under the symbol "SRCL." The following table sets forth, for the periods indicated, the high and low bid prices of the Common Stock as reported on the Nasdaq National Market:

                                                             PRICE RANGE OF
                                                              COMMON STOCK
                                                           ------------------
                                                            HIGH        LOW
                                                            ----        ---
         1996:
         Third Quarter (1).............................    $10.63      $ 8.50
         Fourth Quarter................................     11.25        7.00

         1997:
         First Quarter.................................     11.38        8.00
         Second Quarter................................      9.00        7.00
         Third Quarter.................................     10.25        7.63
         Fourth Quarter................................     15.75        9.00

         1998:
         First Quarter.................................     16.88       11.00
         Second Quarter................................     17.25       10.75
         Third Quarter (2).............................     18.75       13.50

-------------------------
(1) From August 23 through September 30, 1996.
(2) From July 1 through August 3, 1998.

     On August 3, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $17.75 per share.

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1998, the capitalization of the Company and the capitalization of the Company as adjusted to give effect to the receipt and application by the Company of the estimated net proceeds from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $17.75 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company).

                                                                      JUNE 30, 1998
                                                                -------------------------
                                                                ACTUAL        AS ADJUSTED
                                                                ------        -----------
                                                                     (IN THOUSANDS)
Short-term debt:
  Current portion of long-term debt.........................    $ 2,476        $
Long-term debt:
  Industrial development revenue bonds and other............      1,366
  Notes payable.............................................      2,035
                                                                -------        --------
     Total long-term debt...................................      3,401
Shareholders' equity:
  Common Stock, $.01 par value; 30,000,000 shares
     authorized; 10,615,399 shares issued and outstanding,
     12,615,399 shares issued and outstanding, as
     adjusted...............................................        106
  Additional paid-in capital................................     83,764
  Notes receivable for common stock purchases...............         (4)
  Accumulated deficit.......................................    (36,193)
                                                                -------        --------
     Total shareholders' equity.............................     47,673
                                                                -------        --------
       Total capitalization.................................    $53,550        $
                                                                =======        ========

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its capital stock. The Company currently expects that it will retain future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. The Company is prohibited from paying cash dividends under the terms of its revolving credit facility with Silicon Valley Bank and is restricted from paying cash dividends under an agreement in connection with the industrial development revenue bonds issued to finance the Company's construction of its treatment facility at Woonsocket, Rhode Island. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data of the Company. The statements of operations data for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997 have been derived from the consolidated financial statements of the Company (the "Consolidated Financial Statements"), which are included elsewhere in this Prospectus and which have been audited by Ernst & Young LLP, independent auditors. The statements of operations data for the years ended December 31, 1993 and 1994 and the balance sheet data at December 31, 1993, 1994 and 1995 have been derived from the audited consolidated financial statements of the Company which are not included in this Prospectus. The statements of operations data for the six months ended June 30, 1997 and 1998 and the balance sheet data at June 30, 1998 are derived from the unaudited condensed consolidated financial statements of the Company (the "Condensed Consolidated Financial Statements") included elsewhere in this Prospectus. The Condensed Consolidated Financial Statements include all adjustments, consisting of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for that period. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998.

                                                                                                              SIX MONTHS
                                                                YEAR ENDED DECEMBER 31,                     ENDED JUNE 30,
                                                  ----------------------------------------------------    ------------------
                                                   1993        1994       1995       1996       1997       1997       1998
                                                   ----        ----       ----       ----       ----       ----       ----
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA (1):
Revenues........................................  $ 9,141    $ 16,141    $21,339    $24,542    $46,166    $20,816    $28,018
Cost of revenues................................    9,137      13,922     17,478     19,423     34,109     16,106     19,629
Selling, general and administrative expenses....    5,988       7,927      8,137      7,556     10,671      4,603      6,358
                                                  -------    --------    -------    -------    -------    -------    -------
Income (loss) from operations...................   (5,984)     (5,708)    (4,276)    (2,437)     1,386        107      2,031
Interest income (expense), net..................      (44)       (104)      (268)        48        190        182        115
                                                  -------    --------    -------    -------    -------    -------    -------
Income (loss) before income taxes...............   (6,028)     (5,812)    (4,544)    (2,389)     1,576        289      2,146
Income tax expense..............................       --          --         --         --        146          7        278
                                                  -------    --------    -------    -------    -------    -------    -------
Net income (loss)...............................   (6,028)     (5,812)    (4,544)    (2,389)     1,430        282      1,868
Less cumulative preferred dividends (2).........   (3,733)     (4,481)        --         --         --         --         --
                                                  -------    --------    -------    -------    -------    -------    -------
Net income (loss) applicable to common stock....  $(9,761)   $(10,293)   $(4,544)   $(2,389)   $ 1,430    $   282    $ 1,868
                                                  =======    ========    =======    =======    =======    =======    =======
Diluted net income (loss) per common share
  (3)...........................................  $(13.64)   $ (14.38)   $ (0.81)   $ (0.32)   $  0.13    $  0.03    $  0.17
                                                  =======    ========    =======    =======    =======    =======    =======
Weighted average number of common shares and
  common stock equivalent shares outstanding....      716         716      5,582      7,471     10,766     10,554     11,167

                                                                     DECEMBER 31,
                                                 -----------------------------------------------------               JUNE 30,
                                                   1993        1994       1995       1996       1997                   1998
                                                   ----        ----       ----       ----       ----                 --------
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments..................................  $  7,690    $  1,206    $   138    $17,749    $ 7,709               $ 5,693
Total assets...................................    21,355      27,809     23,491     55,155     61,226                62,538
Long-term debt, net of current maturities......     2,293       4,838      5,622      4,591      3,475                 3,401
Convertible, redeemable preferred stock (2)....    52,078      62,909         --         --         --                    --
Shareholders' equity (net capital
  deficiency)..................................  $(35,106)   $(45,363)   $12,574    $40,014    $45,026               $47,673

-------------------------
(1) See "Business -- Growth Strategy -- Pursue Selected Acquisitions" and Note 5 to the Consolidated Financial Statements for information concerning the Company's acquisitions during the five years and the three years ended December 31, 1997. The comparability of the information for the periods presented has been affected by these acquisitions.

(2) In August 1995 and in conjunction with a recapitalization of the Company, the liquidation preference on the Company's preferred stock was eliminated and the Company's preferred stock was reclassified as common stock. See Note 8 to the Consolidated Financial Statements.

(3) The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), during the fourth quarter of 1997. FAS 128 replaced the calculation of primary and fully diluted net income (loss) per common share with basic and diluted net income (loss) per common share. Net income (loss) per common share amounts have been restated where appropriate. See Note 2 to the Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's Consolidated Financial Statements, Condensed Consolidated Financial Statements and the related Notes included elsewhere in this Prospectus.

BACKGROUND

     The Company was incorporated in March 1989. The Company provides regulated medical waste collection, transportation, treatment, disposal, reduction, re-use and recycling services to its customers, together with related training and education programs and consulting services. The Company also sells ancillary supplies and transports pharmaceuticals, photographic chemicals, lead foil and amalgam for recycling in selected geographic service areas. The Company is also expanding into international markets through joint ventures or by licensing its proprietary technology and selling associated equipment.

     The Company's revenues have increased from $1,563,000 in 1991 to $46,166,000 in 1997. The Company derives its revenues from services to two principal types of customers: (i) long-term and sub-acute care facilities, outpatient clinics, medical and dental offices, biomedical companies, municipal entities and other smaller-quantity generators of regulated medical waste ("Alternate Care" generators); and (ii) hospitals, blood banks, pharmaceutical manufacturers and other larger-quantity generators of regulated medical waste ("Large Quantity" generators). Substantially all of the Company's services are provided pursuant to customer contracts specifying either scheduled or on-call regulated medical waste management services, or both. Contracts with Alternate Care generators generally provide for annual price increases and have an automatic renewal provision unless the customer notifies the Company prior to completion of the contract. Contracts with hospitals and other Large Quantity generators, which may run for more than one year, typically include price escalator provisions which allow for price increases generally tied to an inflation index or set at a fixed percentage. As of June 30, 1998, the Company served over 45,000 customers.

     The Company currently expenses as incurred all permitting, design and start-up costs associated with its facilities. The Company elects to expense rather than to capitalize the costs of obtaining permits and approvals for each proposed facility regardless of whether the Company is ultimately successful in obtaining the desired permits and approvals and developing the facility. The Company currently recognizes as a current expense all legal fees and other costs related to obtaining and maintaining permits and approvals. In addition, the Company currently expenses all costs related to research and development as incurred.

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

     Revenues. Revenues increased $7,202,000, or 34.6%, to $28,018,000 during the six months ended June 30, 1998 from $20,816,000 during the comparable period in 1997 as the Company continued to implement its strategy of acquiring selected businesses and focusing on sales to higher-margin Alternate Care generators while simultaneously paring certain higher-revenue but lower-margin accounts with Large Quantity generators. The increase in revenues also reflects $1,202,000 from the sale of equipment to a Mexican joint venture company, Medam S.A. de C.V. ("Medam"), that the Company and others formed for the collection, treatment and disposal of regulated medical waste in Mexico City utilizing the Company's ETD technology. During the six months ended June 30, 1998, acquisitions contributed approximately $5,071,000 to the increase in revenues as compared to the prior year.

     Cost of Revenues. Cost of revenues increased $3,523,000, or 21.9%, to $19,629,000 during the six months ended June 30, 1998 from $16,106,000 during the comparable period in 1997. This increase was primarily due to the substantial increase in revenues during 1998 compared to 1997. The gross margin percentage increased to 29.9% during the six months ended June 30, 1998 from 22.6% during the comparable period in 1997 due to further integration of new acquisitions into the existing infrastructure, lower costs relating to the mix of Alternate Care versus Large Quantity customers, increased utilization of treatment capacity and general productivity improvements.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $6,358,000 for the six months ended June 30, 1998 from $4,603,000 for the comparable period in 1997, due to the continued progress in strengthening the Company's sales and administrative organizations. Moreover, during the six months ended June 30, 1997 some services related to the December 1996 acquisition of the major portion of the regulated medical waste business of Waste Management, Inc. ("WMI") were performed by WMI as part of the transition arrangements, which resulted in lower relative costs in the first six months of 1997. Selling, general and administrative expenses as a percentage of revenues increased to 22.7% during the six months ended June 30, 1998 from 22.1% during the comparable period in 1997.

     Interest Expense and Interest Income. Interest expense decreased to $124,000 during the six months ended June 30, 1998, from $216,000 during the comparable period in 1997, primarily due to the repayment of debt issued in the WMI acquisition. Interest income also decreased to $239,000 during the six months ended June 30, 1998, from $398,000 during the comparable period in 1997, primarily due to lower cash balances as a result of acquisitions and repayment of debt.

     Income Tax Expense. The estimated effective tax rate of approximately 13.0% for the six months ended June 30, 1998 reflects federal taxable income expected in excess of Internal Revenue Code Section 382 limitations on the annual utilization of the Company's net operating loss carryforward and state income taxes in states where the Company has no offsetting net operating losses.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues. Revenues increased $21,624,000, or 88.1%, to $46,166,000 during the year ended December 31, 1997 from $24,542,000 during the year ended December 31, 1996 as the Company continued to implement its strategy of focusing on higher-margin Alternate Care generators while simultaneously paring certain higher-revenue but lower-margin accounts with Large Quantity generators. This increase also reflects the inclusion of a full year's revenues from the WMI acquisition completed in December 1996, eight months of revenues from the Environmental Control Co., Inc. ("ECCO") acquisition completed in May 1997, and partial years' revenues from various other smaller acquisitions. For the year, internal sales growth for Alternate Care generators was 13.0%, while sales to Large Quantity generators decreased by 4.0%. Incremental revenues during 1997 attributable to acquisitions completed in 1997 and late 1996 were $20,975,000. Excluding these incremental revenues from acquisitions, revenues increased from $24,542,000 in 1996 to $25,191,000 in 1997, or 2.6%.

     Cost of revenues. Cost of revenues increased $14,686,000, or 75.6%, to $34,109,000 during the year ended December 31, 1997 from $19,423,000 during the year ended December 31, 1996. The principal reasons for the increase were higher transportation, treatment and disposal costs as a result of the higher volume attributable to the Company's acquisitions and integration expenses related to the Company's expansion into new geographic service areas. The gross margin percentage increased to 26.1% during 1997 from 20.9% during 1996, due to the continuing shift to Alternate Care customers and increased utilization of the Company's treatment capacity.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $10,671,000 during the year ended December 31, 1997 from $7,556,000 during the year ended December 31, 1996. The increase was largely the result of increases in selling and marketing expenses as a result of the Company's acquisitions and expansion of the sales network, and increased administrative costs related to the higher volume. Selling, general and administrative expenses as a percentage of revenues decreased to 23.1% during 1997 from 30.8% during 1996 due to improved leverage of the administrative structure versus the sales growth.

     Interest expense and interest income. Interest expense increased to $428,000 during the year ended December 31, 1997 from $373,000 during the year ended December 31, 1996. This increase was primarily attributable to higher indebtedness related to the WMI and ECCO acquisitions. Interest income increased to $618,000 during 1997 from $421,000 during 1996 due to interest earned on the invested cash proceeds from the Company's initial public offering ("IPO") in August 1996.

     Income Tax Expense. The effective tax rate of 9.3% for the year ended December 31, 1997 reflects the utilization of the Company's net operating losses for income tax purposes, offset by alternative minimum tax and state income taxes in states where the Company has no offsetting net operating losses. The Company did not pay any income taxes during the year ended December 31, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues. Revenues increased $3,203,000, or 15.0%, to $24,542,000 during the year ended December 31, 1996 from $21,339,000 during the year ended December 31, 1995 as the Company continued to implement its strategy of focusing on higher-margin Alternate Care generators while simultaneously paring certain higher-revenue but lower-margin accounts with Large Quantity generators. This increase also reflects the inclusion of a full year's revenues from the Safetech Health Care, Inc. ("Safetech") acquisition, which was completed in June 1995, eleven months of revenues from the WMI Medical Services of New England, Inc. ("WMI-NE") acquisition, which was completed in January 1996, and eight months of revenues from the Doctors Environmental Control, Inc. ("DEC") and Sharps Incinerator of Fort, Inc. ("Sharps") acquisitions, both of which were completed in May 1996, and the inclusion of revenues for the last 10 days of 1996 resulting from the Company's purchase in December 1996 of a major portion of WMI's regulated medical waste business. The increase in revenues was partially offset by a decline in revenues attributable to a lack of any miscellaneous product sales during 1996 and the sale in April 1995 of certain unprofitable customer accounts and related assets obtained through acquisitions. Incremental revenues during 1996 attributable to acquisitions completed in 1995 and 1996 were $2,332,000. Excluding these incremental revenues from acquisitions, revenues increased from $21,339,000 in 1995 to $22,210,000 in 1996, or 4.1%.

     Cost of revenues. Cost of revenues increased $1,945,000, or 11.1%, to $19,423,000 during the year ended December 31, 1996 from $17,478,000 during the year ended December 31, 1995. The principal reasons for the increase were higher transportation, treatment and disposal costs as a result of the Safetech, WMI-NE, DEC, Sharps and WMI acquisitions and start-up expenses related to the Company's expansion into new geographic service areas. The gross margin percentage increased to 20.9% during 1996 from 18.1% during 1995, due to the continued increase in Alternate Care customers and increased utilization of the Company's treatment capacity.

     Selling, general and administrative expenses. Selling, general and administrative expenses decreased to $7,556,000 during the year ended December 31, 1996 from $8,137,000 during the year ended December 31, 1995. This decrease was primarily attributable to a reduction in expenditures to develop treated medical waste as an alternate fuel for the production of cement and to savings from the integration into the Company's operations of the Safe Way Disposal Systems, Inc. ("Safe Way") acquisition in 1994. These savings resulted from the elimination of redundant employee and staff positions and the reallocation of resources to Alternate Care generators. In addition, corporate costs and permitting expenses were at lower levels during 1996 than they were during 1995. Selling, general and administrative expenses as a percentage of revenues decreased to 30.8% during 1996 from 38.1% during 1995.

     Interest expense and interest income. Interest expense increased to $373,000 during the year ended December 31, 1996 from $277,000 during the year ended December 31, 1995. This increase was primarily attributable to higher indebtedness under the Company's revolving credit facility and interest expense on notes issued for acquisitions. Interest income increased to $421,000 during 1996 from $9,000 during 1995 due to interest earned on the invested cash proceeds from the Company's IPO in August 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has been financed principally through the sale of stock to investors. Prior to the Company's IPO, purchasers of stock invested more than $50,137,000 in capital which has been used to fund research and development, acquisitions, capital expenditures, operating losses and working capital requirements. The Company's IPO in August 1996 raised $31,050,000, excluding offering costs, which has been or will be used primarily to fund acquisitions and for general working capital. The Company has also been able to secure plant and equipment leasing or financing in connection with some of its facilities. These debt facilities are secured by security interests in the financed assets. In addition, in October 1995, the Company obtained a $2,500,000 revolving line of credit secured by a security interest in the Company's accounts receivable and other assets, and in March 1998, the Company increased this line of credit to $7,500,000. The Company has no outstanding borrowings under its line of credit.

     The Company's other financial obligations include industrial development revenue bonds issued on behalf of and guaranteed by the Company to finance its Woonsocket, Rhode Island treatment facility and equipment. These bonds, which had an outstanding aggregate balance of $1,161,000 as of June 30, 1998 at fixed interest rates ranging from 6.000% to 7.375%, are due in various amounts through June 2017. In addition, the Company has issued various promissory notes in connection with acquisitions during 1996, 1997 and 1998, consisting primarily of a 10-year note for $2,300,000 as part of the ECCO acquisition and a $1,797,000 note due in December 1998 as part of the WMI acquisition.

     At June 30, 1998, the Company's working capital was $7,963,000. At December 31, 1997, the Company's working capital was $7,214,000 compared to $14,617,000 and $439,000 at December 31, 1996 and 1995, respectively. The increase in working capital at June 30, 1998 compared to December 31, 1997 was primarily due to a decrease in current liabilities as a result of the repayment of debt issued in connection with certain acquisitions and the decrease of accrued liabilities. The decrease at December 31, 1997 compared to 1996 was primarily due to lower balances of cash, cash equivalents and short-term investments, which decreased by $10,040,000 to finance acquisitions partially offset by other working capital growth. The increase in working capital in 1996 compared to 1995 was due to higher cash balances shortly after the Company's IPO offset by an increase in debt as a result of the WMI acquisition in December 1996.

     Net cash provided by operating activities was $893,000 during the six months ended June 30, 1998 compared to net cash used in operating activities of $380,000 for the comparable period in 1997. This change from cash used in operating activities to cash provided by operating activities primarily reflects an increase in the Company's profitability offset by other working capital changes. Cash used in operations was $100,000 during the year ended December 31, 1997, compared to cash provided by operations of $57,000 during the year ended December 31, 1996 and cash used in operations of $871,000 during the year ended December 31, 1995. The change primarily reflects the Company's profitability in 1997 offset by a higher working capital investment in receivables.

     Net cash used in investing activities for the six months ended June 30, 1998 was $2,147,000 compared to $1,821,000 for the comparable period in 1997. The change is primarily attributable to the net maturity of temporary investments in 1997 and an increase in capital expenditures offset by a reduction in cash used for acquisitions. Capital expenditures were $984,000 for the six months ended June 30, 1998 compared to $702,000 for the comparable period in 1997. The increase in capital spending is a result of improvements made to existing treatment facilities. Payments for acquisitions accounted for $1,163,000 of the cash used in investing activities in the first six months of 1998. Net cash used in investing activities was $3,323,000 during the year ended December 31, 1997 compared to $13,310,000 during the year ended December 31, 1996. The decrease in 1997 was the result of a $5,552,000 payment for the acquisition of ECCO as well as several smaller acquisitions and joint ventures, offset by net proceeds from short-term investments of $3,464,000 in 1997 versus purchases of $5,799,000 in short-term investments in 1996. Capital expenditures for the year ended December 31, 1997 were $1,235,000, primarily for improvements to existing facilities, containers and transportation equipment. Capital expenditures were $995,000 in 1996 and $726,000 in 1995. The Company may decide to build additional treatment facilities as volumes increase in the Company's current geographic service areas or as the Company enters new areas. The Company also may elect to increase capacity in its existing treatment facilities, which would require additional capital expenditures. In addition, capital requirements for transportation equipment will continue to increase as the Company grows. The amount and level of these expenditures cannot be determined currently as they will depend upon the nature and extent of the Company's growth and acquisition opportunities. The Company believes that its cash, cash equivalents, short-term investments, revolving bank line, cash from operations and proceeds from this Offering will fund its capital requirements through 1998.

     Net cash used in financing activities was $762,000 during the six months ended June 30, 1998 compared to $964,000 for the comparable period in 1997. The difference between the two periods results primarily from the decreased repayment of long-term debt and decreased payments on capital leases during the first six months of 1998. Net cash used in financing activities was $3,153,000 during the year ended December 31, 1997 compared to net cash provided by financing activities of $25,065,000 during the year ended December 31, 1996. The change was the result of $28,535,000 of proceeds received in 1996 primarily from the Company's IPO and repayments in 1997 of $2,905,000 of long-term debt relating primarily to a note issued in connection with the December 1996 WMI acquisition.

     In 1997, cash and cash equivalents decreased by $6,576,000 primarily due to investment and acquisition activities of $3,323,000 and repayments of notes and leases of $3,153,000.

YEAR 2000 ISSUES

     The Company has developed a plan to modify its information technology for the Year 2000 and has begun converting critical data processing systems. The Company currently expects the project to be substantially completed by June 1999 at a cost not material to the Company's business, financial condition or results of operations. As of June 30, 1998, there had been no amounts expensed in converting the Company's data processing systems for the Year 2000.

                                    BUSINESS

INTRODUCTION

     Stericycle is the second largest provider of regulated medical waste management services in the United States, providing regulated medical waste collection, transportation, treatment and disposal services to over 45,000 customers in 31 states and the District of Columbia. Combining proprietary treatment technology with a health care orientation in both the scope of its services and the experience of its management, the Company believes that it is in a unique position to manage regulated medical waste in a safe and cost-effective manner and to capitalize on the current consolidation trend in the regulated medical waste management industry. Since 1991, the Company has completed 25 acquisitions, of which 17 were completed since the Company's initial public offering in August 1996. These acquisitions, combined with growth from its existing operations, have increased the Company's revenues from $1.6 million in 1991 to $46.2 million in 1997.

     The Company's integrated services include regulated medical waste collection, transportation, treatment, disposal, reduction, re-use and recycling services, together with related training and education programs, consulting services and product sales, in seven geographic service areas: (i) California and Arizona; (ii) Oregon, Washington, Idaho and British Columbia; (iii) Illinois, Indiana, Iowa, Minnesota and Wisconsin; (iv) Ohio, Michigan, Kentucky and Tennessee; (v) Texas; (vi) Connecticut, Massachusetts, Maine, New Hampshire, Rhode Island and Vermont; and (vii) Delaware, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Virginia, West Virginia and the District of Columbia. The Company markets its services to two principal types of customers: (i) long-term and sub-acute care facilities, outpatient clinics, medical and dental offices, biomedical companies, municipal entities and other smaller-quantity generators of regulated medical waste ("Alternate Care" generators); and (ii) hospitals, blood banks, pharmaceutical manufacturers and other larger-quantity generators of regulated medical waste ("Large Quantity" generators). The Company's revenues for 1997 were divided approximately equally between Alternate Care and Large Quantity generators, but the Company anticipates that a greater proportion of its future revenues will be derived from Alternate Care generators as the Company continues to focus its marketing efforts on the rapidly growing, higher-margin Alternate Care market.

     Regulated medical waste is generally described as any waste that can cause an infectious disease or that can reasonably be suspected of harboring human pathogenic organisms. Regulated medical waste includes single-use disposable items such as needles, syringes, gloves and laboratory, surgical and emergency room and other supplies which have been in contact with blood or bodily fluids; cultures and stocks of infectious agents; and blood and blood products. An independent study published in 1997 estimated that the size of the regulated medical waste management market in the United States in 1998 would be more than $1.2 billion.

     The Company believes that its regulated medical waste management system using its proprietary Electro-Thermal-Deactivation ("ETD") treatment process is the only commercially-proven system that: (i) kills human pathogens in regulated medical waste without generating liquid effluents or regulated air emissions;
(ii) affords certain operating cost advantages over the principal competing treatment methods; (iii) reduces the volume of regulated medical waste by up to 85%; (iv) renders regulated medical waste unrecognizable; (v) permits the recovery and recycling of usable plastics from regulated medical waste; and (vi) enables the remaining regulated medical waste to be safely landfilled or used as an alternative fuel in energy production.

TRENDS IN THE HEALTH CARE AND MEDICAL WASTE INDUSTRIES

     The Company believes that its business has grown and will continue to grow as a consequence of certain trends in the health care and regulated medical waste industries.

     Increased Awareness of Regulated Medical Waste

     The handling and disposal of the large quantities of regulated medical waste generated by the health care industry has attracted increased public awareness and regulatory attention. The proper management of potentially infectious medical waste gained national attention in 1988 when disposable syringes and other medical waste washed ashore on New Jersey and New York coastlines.

     These events raised concerns about the potential transmission of hepatitis B, HIV and other infectious diseases. The Medical Waste Tracking Act of 1988 ("MWTA") was enacted in response to this problem and established a multi-year demonstration program for the proper tracking and treatment of medical waste. Many states have enacted legislation modeled on MWTA's requirements.

     In addition, the Occupational Safety and Health Administration ("OSHA") has issued regulations concerning employee exposure to bloodborne pathogens and other potentially infectious material that require, among other things, special procedures for the handling and disposal of regulated medical waste and annual training of all personnel who are potentially exposed to blood and other bodily fluids. The Company believes that the scope of these regulations will help to expand the market for the Company's services beyond traditional providers of health care.

     As a consequence of these legislative and regulatory initiatives, the Company believes that health care providers and other generators of regulated medical waste continue to be concerned about the handling, treatment and disposal of regulated medical waste. These concerns are reflected by their desire to: (i) reduce on-site handling of regulated medical waste in order to minimize employee contact; (ii) assure safe transportation of regulated medical waste to treatment sites; (iii) assure destruction of potentially infectious human pathogens; (iv) render the treated regulated medical waste non-recognizable in order to reduce liability and to increase disposal options; and (v) minimize the impact of the treatment process on the environment and the volume of solid waste deposited in landfills.

     Growing Importance of Alternate Care Generators

     The Company believes that in response to managed care and other health care cost-containment pressures, patient care continues increasingly to shift from higher-cost acute-care settings to less expensive off-site treatment alternatives. Many common diseases and conditions are now being treated in alternate-site settings. According to a report published by the U.S. Health Care Financing Administration, total alternate-site health care expenditures in the United States increased from approximately $6 billion in 1985 to approximately $28 billion in 1996. The Company believes that alternate-site health care expenditures will continue to grow in response to governmental and private cost-containment initiatives.

     Alternate Care generators are an increasingly important source of revenues in the regulated medical waste industry. An independent report estimated that in 1990 (the most recent year for which the Company has information from published sources) approximately 23% (by weight) of regulated medical waste was produced by Alternate Care generators. The Company believes on the basis of its experience both that this percentage has increased significantly and that Alternate Care generators account for a greater percentage of regulated medical waste treatment revenues than the percentage of regulated medical waste volume that they generate. Individual Alternate Care generators typically do not produce a sufficient volume of regulated medical waste to justify substantial capital expenditures on their own waste treatment facilities or the expense of hiring regulatory compliance personnel. The Company believes that Alternate Care generators are accordingly extremely service-sensitive, relying on their regulated medical waste management provider for timely waste removal, creative solutions for safer regulated medical waste handling, establishment of regulated medical waste management protocols, education on regulated medical waste reduction techniques and assistance with compliance and recordkeeping. The Company believes that growth in the number of Alternate Care generators will generate growth in the overall regulated medical waste management market and will continue to provide growth opportunities for the Company.

     Shift from On-Site Incineration to Off-Site Treatment

     The Company believes that during the past five years, government clean air regulations have increased both the capital costs required to bring many existing incinerators into compliance with such regulations and the operating costs of continued compliance. As a result, many hospitals have shut down their incinerators. This trend is expected to accelerate in response to regulations which the U.S. Environmental Protection Agency ("EPA") adopted in September 1997 limiting the discharge into the atmosphere of pollutants released by medical waste incineration. The EPA estimates that of the approximately 1,100 small, 690 medium and 460 large medical waste incinerators in operation in May 1996, approximately 93-100% of the small incinerators, 60-95% of the medium incinerators and up to 35% of the large incinerators will be closed. The Company believes that these closures will occur over a period of several years and expects to benefit from this anticipated movement by hospitals to outsource regulated medical waste disposal rather than incur the cost of installing the air pollution control systems necessary to comply with the EPA's regulations.

     Industry Consolidation

     Although the regulated medical waste management industry remains fragmented, the number of competitors is rapidly decreasing as a result of industry consolidation. National attention on regulated medical waste in the late 1980s led to rapid growth in the industry and a highly-fragmented competitive structure. Entrants into the industry included several large municipal waste companies and many independent haulers and incinerator operators. Since 1990, however, government clean air regulations and public concern about the environment have increased the costs and public opposition to both on- and off-site regulated medical waste incineration. As a result, the Company believes that independent haulers and incinerator operators have encountered increasing difficulty competing with integrated companies like the Company, which typically have their own low-cost treatment plants located within the geographic areas that they serve. The Company believes that many of these independent haulers are withdrawing from the regulated medical waste industry. As a result of industry consolidation, the Company believes that it has increasing opportunities to acquire medical waste management businesses.

     Health Care Cost and Liability Containment Initiatives

     The health care industry continues to be under pressure to reduce costs and improve efficiency. In part, this has been accomplished through the outsourcing of certain services, including regulated medical waste management. The Company believes that its regulated medical waste management services facilitate cost containment by health care providers by reducing their medical waste tracking, handling and compliance costs, reducing their potential liability related to employee exposure to bloodborne pathogens and other potentially infectious material, and significantly reducing the amount of capital invested in on-site treatment of regulated medical waste.

GROWTH STRATEGY

     The Company plans to increase its revenue and profitability through improved penetration of existing geographic service areas, expansion into new areas and selected acquisitions.

     Increase Customer Density In Existing Service Areas

     The Company continues to implement a number of programs to increase customer density, including targeted telemarketing and direct sales efforts and alliances with entities that provide access to new customers within existing geographic service areas. Due to the high fixed costs associated with the collection and treatment of regulated medical waste, significant economies of scale result from increased customer density in existing service areas, and accordingly, the Company's telemarketing and direct sales efforts target securing new customer agreements within its existing service areas. The Company markets to both Large Quantity and Alternate Care generators, focusing on Alternate Care generators. The Company also reviews potential marketing alliances with various hospitals, health maintenance organizations, medical suppliers and others as a way to access primarily Alternate Care customers.

     Expand Geographically

     The Company estimates that its existing transportation and treatment system enables it to serve effectively an area encompassing approximately half of the U.S. population. In order to expand its geographic coverage, the Company plans, among other things, to develop additional transfer stations, acquire independent haulers and integrated competitors, expand its telemarketing and direct sales efforts and, where appropriate, construct new treatment facilities.

     The Company plans to continue to expand its "hub and spoke" transportation strategy by acquiring or developing additional transfer stations. Channeling waste through additional transfer stations allows the Company to maximize the utilization of existing treatment facilities. Selective development of transfer stations would enable the Company to serve effectively an area encompassing approximately 60-70% of the U.S. population. The Company believes that expanded telemarketing and direct sales efforts will help develop new geographic service areas. As soon as contracts for managing a critical mass of regulated medical waste are obtained, the Company reviews whether the construction of additional treatment or transfer facilities is economically justified.

     The Company is also expanding into international markets. In 1996, the Company entered into an agreement with a Brazilian company to assist in exploring opportunities for the commercialization of the Company's medical waste management technology in certain territories in South America. This relationship was expanded in July 1998, when the Company entered into an agreement for an exclusive license to use the Company's ETD technology in Brazil and for the sale to the Brazilian company, Companhia Auxiliar de Viacao e Obras -- CAVO, of two fully-integrated ETD processing lines for use in treating medical waste in the Sao Paulo, Brazil metropolitan market. In February 1998, the Company announced the formation of a Mexican joint venture company, Medam S.A. de C.V. ("Medam"), to utilize the Company's ETD technology to treat medical and infectious waste primarily in the Mexico City market. Medam, which was formed with an established Mexican company and an American firm of international consulting engineers, has obtained the appropriate permits to construct and operate a treatment facility with a 150-ton per day capacity. This facility, which is the largest medical waste treatment facility permitted to date in Mexico, became operational in June 1998. There can be no assurance, however, that the Company will be successful in expanding profitably into foreign markets. See "Risk Factors -- International Operations."

     Pursue Selected Acquisitions

     The acquisition of other regulated medical waste management businesses, including both independent haulers and integrated competitors, is a key element of the Company's strategy to increase the number of customers in its current markets and to expand its operations geographically. Many of these potential acquisition candidates participate in both the solid waste industry as well as the regulated medical waste industry. The Company believes that its exclusive focus on, and leadership position in, the regulated medical waste industry, its successful expansion strategy and its customer-service focus make it an attractive buyer to sellers who are interested in participating in the growth potential inherent in an industry consolidation.

     Since the Company's initial public offering in August 1996, the Company has completed 17 acquisitions of other regulated medical waste management businesses. The Company's acquisitions have typically involved the purchase of selected assets consisting principally of customer lists and contracts, vehicles and related equipment and supplies.

                     ACQUISITIONS SINCE IPO IN AUGUST 1996

                            SELLER                         DATE                   MARKETS SERVED
                            ------                         ----                   --------------
            Regional Recycling, Inc.                   July 1998          New Jersey
            Allegro Carting and Recycling, Inc.        July 1998          New York City
            Mediwaste Disposal Services LLC            June 1998          Texas
            Superior of Wisconsin, Inc.                June 1998          Wisconsin
            Controlled Medical Disposal, Inc.          June 1998          New Jersey
            Arizona Hazardous Waste Disposal           June 1998          Arizona
            Medisin, Inc.                              April 1998         Kentucky and Ohio
            Bridgeview, Inc.                           February 1998      Pennsylvania
            Browning-Ferris Industries, Inc.           December 1997      Arizona
            Phoenix Services, Inc.                     November 1997      Maryland

                            SELLER                         DATE                   MARKETS SERVED
                            ------                         ----                   --------------
            Cal-Va, Inc............................    November 1997      Virginia and Washington, D.C.

            Envirotech Enterprises, Inc............    August 1997        Arizona

            Rumpke Container Service, Inc..........    July 1997          Ohio

            Regional Carting, Inc..................    July 1997          New Jersey

            Waste Management, Inc..................    July 1997          Wisconsin

            Environmental Control Co., Inc.........    May 1997           New York City, Connecticut and
                                                                          New Jersey

            Waste Management, Inc..................    December 1996      Arizona, Colorado, Indiana,
                                                                          Kentucky, Maryland, North
                                                                          Carolina, Ohio, Pennsylvania,
                                                                          South Carolina, Tennessee,
                                                                          Utah, Washington and
                                                                          Washington, D.C.

     The purchase price for the Company's 25 acquisitions to date (including the eight acquisitions completed in the three years prior to its initial public offering) has been paid by a combination of cash, promissory notes, shares of the Company's Common Stock and assumption of liabilities (or, in one case, the forgiveness of indebtedness). The Company anticipates that its future acquisitions of other regulated medical waste management businesses will be made by the payment of cash, the issuance of debt or equity securities or a combination of these methods. The Company believes that its acquisition strategy is enhanced by the fact that the Company's Common Stock is publicly traded.

     The Company believes that its management team has substantial experience in evaluating potential acquisition candidates and determining whether a particular medical waste management business can be successfully integrated into the Company. In determining whether to proceed with a business acquisition, the Company evaluates a number of factors including: (i) the effect of the proposed acquisition on the Company's earnings per share; (ii) the composition and size of the seller's customer base; (iii) the efficiencies that may be obtained when the acquisition is integrated with one or more of the Company's existing operations; (iv) the potential for enhancing or expanding the Company's geographic service area and allowing the Company to make other acquisitions in the same service area; (v) the seller's historical and projected financial results; (vi) the purchase price negotiated with the seller and the Company's expected internal rate of return; (vii) the experience, reputation and personality of the seller's management; (viii) the seller's customer service reputation and relationships with the communities that it serves; (ix) if the acquisition involves the assumption of liabilities, the extent and nature of the seller's liabilities, including environmental liabilities; and (x) whether the acquisition gives the Company any strategic advantages over its competition.

     The Company has established a procedure for efficiently integrating newly-acquired companies into its business while minimizing disruption of the continuing operations of both the Company and the acquired business. Once a medical waste management business is acquired, the Company makes plans to implement programs designed to improve customer service, sales, marketing, routing, equipment utilization, employee productivity, operating efficiencies and overall profitability.

     Expand Range of Products and Services

     The Company believes that it has the opportunity to expand its business by increasing the range of products and services that it offers to its existing customers and by adding new customer categories. For example, the Company may expand its collection, treatment, disposal and recycling of regulated medical waste generated by health care providers to include wastes that are currently handled by the Company only on a limited basis, such as photographic chemicals, lead foils, and amalgam used in dental and radiology laboratories. In addition, the Company may decide to offer single-use disposable medical supplies to its customers.

TREATMENT TECHNOLOGIES

     The three most common off-site commercial technologies for treating regulated medical waste are incineration, autoclaving and the Company's proprietary ETD treatment process. See "Patents and Proprietary Rights." Additional alternative technologies and methods, which have not gained wide commercial acceptance, include chemical treatment, microwaving and certain specialized or experimental technologies, including the development and marketing of reusable or degradable medical products designed to reduce the generation of regulated medical waste.

     Historically, the Company treated all of the regulated medical waste that it collected using its proprietary ETD treatment process. As a result of recent acquisitions, however, the Company now operates three facilities that use either incineration or autoclaving to treat regulated medical waste. The Company estimates that during 1997, approximately 57% of its regulated medical waste was treated using ETD and the balance was treated using incineration or autoclaving at the Company's own facilities or those of third parties. The Company varies its treatment of regulated medical waste among available treatment technologies based on capacity and pricing considerations in each service area in order to minimize operating costs.

     Principal Treatment Technologies

     Incineration. The Company estimates that incineration accounts for approximately 65-70% of United States permitted off-site capacity to treat regulated medical waste. Incineration burns regulated medical waste at elevated temperatures and reduces it to ash. Like ETD, incineration significantly reduces the volume of waste, and it is the recommended treatment and disposal option for certain types of regulated medical waste such as anatomical waste or residues from chemotherapy procedures. Incineration has come under increasing criticism from the public and from federal, state and local regulators, however, because of the airborne emissions that it generates. Emissions from incinerators can contain pollutants such as dioxins, furans, carbon monoxide, mercury, cadmium, lead and other toxins which are subject to federal, state and, in some cases, local regulation. The ash byproduct of incineration may also constitute a hazardous substance. As a result, there is a significant cost to construct new incineration facilities, and there may be a substantial additional expense to improve existing facilities, in order to insure that their operation is in compliance with regulatory standards.

     Autoclaving. The Company estimates that autoclaving accounts for approximately 20-25% of United States permitted off-site capacity to treat regulated medical waste. Autoclaving treats regulated medical waste with steam at high temperature and pressure to kill pathogens. The technology is most effective if all surfaces are uniformly exposed to the steam, but uniform exposure may not always occur, potentially leaving some pathogens untreated. In addition, autoclaving alone does not change the appearance of waste, and recognizable regulated medical waste may not be accepted by landfill operators. To compensate for this disadvantage, autoclaving may be combined with a shredding or grinding process to render the regulated medical waste non-recognizable. The high temperatures generated in the autoclaving process occasionally change the physical properties of plastic waste, prohibiting its recycling.

     ETD Treatment Process. The Company estimates that its patented ETD treatment process accounts for approximately 8% of United States permitted off-site capacity to treat regulated medical waste. ETD also includes a system for grinding regulated medical waste. ETD uses an oscillating energy field of low-frequency radio waves to heat regulated medical waste to temperatures that destroy pathogens such as viruses, vegetative bacteria, fungi and yeast without melting the plastic content of the waste. ETD is most effective on materials with low electrical conductivity that contain polar molecules, including all human pathogens. Polar molecules are molecules that have an asymmetric electronic structure and tend to align themselves with an imposed electric field. When the polarity of the applied field changes rapidly, the molecules try to keep pace with the alternating field direction, thus vibrating and in the process dissipating energy as heat. The Company believes that, among other possible explanations for the efficacy of the ETD treatment process, the electric field created by ETD produces high molecular agitation and as a result rapidly generates high temperatures, and that all of the molecules exposed to the field are agitated simultaneously, producing heat evenly throughout the waste instead of being imposed from the surface as in conventional heating. The Company believes that this phenomenon, called volumetric heating, transfers energy directly to the waste, resulting in uniform heating throughout the entire waste material and eliminating the inherent inefficiency of transferring heat first from an external source to the surface of the waste and then from the surface to the interior of the waste. ETD employs low-frequency radio waves because they can penetrate deeper than high-frequency waves, such as microwaves, which can penetrate regulated medical waste of a typical density only to a depth of approximately five inches. ETD uses specific frequencies that match the physical properties of regulated medical waste, generally enabling the ETD treatment process to kill pathogens at temperatures as low as 90 degreesC. Although ETD is effective in destroying pathogens present in anatomical waste, the Company does not currently treat anatomical waste using the ETD process.

     Advantages of the Company's ETD Treatment Process

     The Company believes that its proprietary ETD treatment process provides certain advantages over both incineration and autoclaving.

     Permitting. It is difficult and time-consuming to obtain the permits necessary to construct and operate any regulated medical waste treatment facility, regardless of the treatment technology to be employed at the proposed facility. Local residents, citizen groups and elected officials frequently object to the construction and operation of proposed regulated medical waste treatment facilities solely because regulated medical waste will be transported to and stored and handled at the facility. The Company believes, however, that the fact that the ETD treatment process does not generate liquid effluents or regulated air emissions may enable the Company to locate treatment facilities near dense population centers, where greater numbers of potential customers are found, with less difficulty than would be encountered by a competitor attempting to locate an incinerator in the same area.

     Cost. The Company believes that it is less expensive to construct and operate an ETD treatment facility than to construct and operate either a like-capacity incinerator or a like-capacity autoclave with shredding capability, which may enable the Company to price its treatment services competitively. The Company believes that the comparative advantage that it possesses in its ability to locate treatment facilities near dense population centers may also provide transportation and operating efficiencies.

     Volume Reduction and Unrecognizability. The Company's regulated medical waste management program reduces the overall volume of regulated medical waste in several ways. The Company's patented reusable container, used under the trademark Steri-Tub(R), replaces the use of corrugated containers for many Large Quantity and Alternate Care generators of large amounts of regulated medical waste, thus reducing waste volume by as much as 10-15%. Once medical waste has undergone the ETD treatment process, the original cubic volume of the waste is reduced by approximately 85%. This reduction in the volume of regulated medical waste is comparable to the volume reduction obtained by incineration. Autoclaving alone does not reduce the volume of regulated medical waste or render it unrecognizable. To reduce waste volume and to overcome the unwillingness of many landfill operators to accept recognizable treated regulated medical waste, autoclaving must be combined with a shredding or grinding operation, adding to its cost. A proprietary size reduction feature is a component of the ETD treatment process. The Company believes that the ability of its ETD treatment process both to reduce the volume of regulated medical waste and to render it unrecognizable gives the Company's process an advantage over autoclave operations that do not include shredding or grinding.

     Re-use and Recycling. The Company believes that its re-use and recycling capabilities provide a marketing advantage with customers who prefer to use a regulated medical waste management provider with a commitment to resource conservation. The Company's customers can participate in a voluntary recycling program by source-segregating their regulated medical waste. The source-segregated regulated medical waste is treated by the ETD treatment process and, in certain geographic service areas, can then be processed through the Company's proprietary systems for the automatic recovery of polypropylene plastics. The recovered polypropylene plastics are used by a third party to manufacture a line of "sharps" containers which are used by health care providers to dispose of sharp objects such as needles and blades. In addition, in three of the Company's geographic service areas, the Company's treated regulated medical waste is transported to resource recovery facilities owned by third parties where it is used as refuse-derived fuel in "waste-to-energy" plants to produce electricity. The Company has worked to develop a process in conjunction with a cement manufacturer to utilize treated regulated medical waste as a fossil fuel substitute in cement kilns, but this process has not been implemented by the Company on a commercial scale. As a result of grinding, re-use and recycling, the cubic volume of treated regulated medical waste disposed of by the Company in landfills during 1997 was only approximately 8% of the original cubic volume of the waste received by the Company for treatment.

     Company's Use of Other Technologies

     While the Company continues to believe that ETD offers considerable advantages over other methods of treating regulated medical waste, the Company expects for various reasons to continue to operate facilities that use either incineration or autoclaving. For example, as part of the terms of an acquisition, the Company may be required to continue to use the seller's existing treatment facilities for a specified period of time. In addition, after making an acquisition, it may not be cost-effective for the Company to replace the current treatment method with ETD, especially if the customers acquired are located outside of the service area of one of the Company's ETD treatment facilities. Finally, other treatment methods may provide the Company with additional flexibility to treat certain types of regulated medical waste, e.g., anatomical waste, for which incineration is required in certain jurisdictions. Other treatment methods can also be more cost-effective in treating small bulk regulated medical waste in less populated areas.

MARKETING AND SALES

     Marketing Strategy

     The Company's marketing strategy is to provide customers with a complete cost management and compliance program for their regulated medical waste. The Company recognizes that its potential customers are generally health care providers, who approach the problem of regulated medical waste management from a different perspective than typical generators of solid or municipal waste. Health care personnel have become increasingly sensitive to the risk of contracting diseases such as AIDS and hepatitis through accidental contact with infected patient blood. In addition, patients are increasingly demanding that practitioners demonstrate continual vigilance against such risks. Regulations which have been adopted by OSHA require annual training of all personnel who potentially can come into contact with bloodborne pathogens and other potentially infectious materials. These regulations also require documentation of handling procedures and detailed clean-up plans. As a result, there is a heightened awareness by health care providers of the need to implement safeguards against such risks.

     The Company has developed programs to help train employees of customers on the proper methods of handling, segregating and containing regulated medical waste in order to reduce their potential exposure. The Company also advises health care providers on the proper methods of recording and documenting their regulated medical waste management in order to comply with federal, state and local regulations. In addition, the Company offers consulting and review services to such providers regarding their internal collection and control systems and assists them in developing systems to provide for the efficient management of their regulated medical waste from the point of generation through treatment and disposal. The Company also offers consulting services to its health care customers to assist them in reducing the amount of regulated medical waste at the point of generation.

     Alternate Care Generators

     The Company has specifically targeted higher-margin Alternate Care generators as a growth area. Typical Alternate Care customers are individual or small groups of doctors, dentists and other health care providers who are widely dispersed and generate only a small amount of regulated medical waste. A significant concern of these customers is having the regulated medical waste picked up and disposed of in compliance with applicable state and federal regulations. The Company has telemarketers who use the Company's proprietary database to identify and qualify these Alternate Care generators and arrange appointments for the

Company's trained field sales representatives. The Company believes that its telemarketing program is a cost-effective means to reach the numerous but diffuse Alternate Care generators.

     The Company has recently introduced a "mail-back" service through which the Company can reach Alternate Care customers located in outlying areas that would be inefficient to serve using the Company's regular route structure. In addition, the Company has introduced a regulated medical waste management and compliance program specifically targeted to Alternate Care customers who are required to comply with the OSHA bloodborne pathogens regulations but who lack the internal personnel and systems to assure compliance.

     Large Quantity Generators

     The Company believes that it has been successful in servicing its Large Quantity generator customers and plans to continue to service its current account base as long as satisfactory levels of profitability can be maintained. The Company's marketing and sales efforts to Large Quantity generators are conducted by account executives whose responsibilities include identifying and attracting new customers and servicing the existing account base of approximately 750 Large Quantity customers. In addition to securing new contracts, the Company's marketing and sales personnel provide consulting services to its health care customers assisting them in reducing the amount of regulated medical waste they generate, training their employees on safety issues and implementing programs to audit, classify and segregate regulated medical waste in a proper manner. The Company has several strategic alliances to supplement its marketing and sales efforts to Large Quantity generators.

     Service Agreements

     The Company negotiates individual service agreements with each Large Quantity and Alternate Care generator customer. Although the Company has a standard form of agreement, terms vary depending upon the customer's service requirements and volume of regulated medical waste generated and, in some jurisdictions, requirements imposed by statute or regulation. Service agreements typically include provisions relating to types of containers, frequency of collection, pricing, treatment, and documentation for tracking purposes. Each agreement also specifies the customer's obligation to pack its regulated medical waste in approved containers. Service agreements are generally for a period of one to five years and include renewal options, although customers may terminate on written notice and, in most service areas, upon payment of a penalty. Many payment options are available including flat monthly or quarterly charges. The Company may set its prices on the basis of the number of containers that it collects, the weight of the regulated medical waste that it collects and treats, the number of collection stops that it makes on the customer's route, the number of collection stops that it makes for a particular multi-site customer, and other factors.

     The Company has a diverse customer base, with no single regulated medical waste customer accounting for more than 3% of the Company's 1997 revenues. The Company does not believe that the loss of any single customer would have a material adverse effect on its business, financial condition or results of operations.

LOGISTICS

     An important element of the Company's business strategy is to maximize the efficiency with which it collects and transports a large volume of regulated medical waste and directs the deployment of many collection vehicles. This aspect of the Company's operations -- referred to as logistics -- represents the Company's single largest operating cost. Accordingly, the Company considers logistics to be a critical component of its operating plan. The Company's integrated approach to regulated medical waste management is designed to provide it with numerous logistic advantages in the process of managing regulated medical waste.

     Pre-Collection

     Before regulated medical waste is collected, the Company's integrated waste management approach can "build in" efficiencies that will yield logistic advantages. For example, the Company's consulting services can assist its customers in minimizing their regulated medical waste volume at the point of generation. In addition, the Company provides customers with the documentation necessary for regulatory compliance which, if properly completed, will minimize interruptions in the regulated medical waste treatment cycle for verification of regulatory compliance.

     Containers

     A key element of the Company's pre-collection measures is the use of specially designed containers by most of the Company's Large Quantity and Alternate Care generators of large volumes of regulated medical waste. The Company has developed and patented a reusable leak- and puncture-resistant container, made from recycled plastic and used under the registered trademark Steri-Tub(R). The plastic container enables regulated medical waste generators to reduce costs by reducing the number of times that regulated medical waste is handled, eliminating the cost (and weight) of corrugated boxes and potentially reducing workers' compensation liability resulting from human contact with regulated medical waste. The plastic containers are designed to maximize the loads that will fit within the cargo compartments of standard trucks and trailers. The Company believes these features to be an improvement over its competitors' reusable "point-of-generation" containers. If a customer generates a large volume of waste, the Company will place a large temporary storage container or trailer on the customer's premises. In order to maximize regulatory compliance and minimize potential liability, the Company will not accept medical waste unless it is properly packaged by customers in Company-supplied or -approved containers.

     Collection and Transportation

     Efficiency of collection and transportation is a critical element of the Company's logistics. The Company seeks to maximize route density and the number of stops on each route. The Company employs a tracking system for its collection vehicles which is designed to maximize logistic efficiency. The Company deploys dedicated collection vehicles of different capacities depending upon the amount of regulated medical waste to be collected at a particular stop or on a particular route. The Company collects containers or corrugated boxes of regulated medical waste from its customers at intervals depending upon customer requirements, terms of the service agreement and the volume of regulated medical waste produced. The containers or boxes are inspected at the customer's site prior to pickup. The waste is then transported directly to one of the Company's treatment facilities or to one of the Company's transfer stations where it is aggregated with other regulated medical waste and then transported to a treatment facility. In certain circumstances, the Company transports waste to other specially-licensed regulated medical waste treatment facilities. The Company transports small quantities of hazardous substances, such as photographic fixer, lead foils and amalgam, from certain of its customers to a metals recycling operation.

     Transfer Stations

     The use of transfer stations is another important component of the Company's logistics. The Company utilizes transfer stations in a "hub and spoke" configuration which allows the Company to expand its geographic service area and increase the volume of regulated medical waste that can be treated at a particular facility. Smaller loads of waste containers are stored at the transfer stations until they can be consolidated into full truckloads and transported to a treatment facility.

     Inspection, Treatment and Disposal

     Upon arrival at a treatment facility, containers or boxes of regulated medical waste are scanned to verify that they do not contain any unacceptable substances such as radioactive material. Any container or box which is discovered to contain unacceptable waste is returned to the customer. In some cases the Company's operating permits require that unacceptable waste be reported to the appropriate regulatory authorities. After inspection, the regulated medical waste is either loaded into the processing system and ground, compacted and treated using the Company's ETD treatment process or incinerated or autoclaved at facilities operated by the Company or third parties. Upon completion of the particular process, the treated medical waste or incinerator ash is transported for resource recovery, recycling or disposal in a nonhazardous waste landfill. After the Steri-Tub(R) plastic containers have been emptied, they are washed, sanitized and returned to customers for re-use.

     Documentation

     The Company provides complete documentation to its customers for all regulated medical waste that it collects, including the name of the generator, date of pick-up and date of delivery to a treatment facility. The Company believes that its documentation system meets all applicable federal, state and local regulations regarding the packaging and labeling of regulated medical waste, including, but not limited to, all relevant regulations issued by the U.S. Department of Transportation ("DOT"), OSHA and state and local authorities.

COMPETITION

     The regulated medical waste services industry is highly competitive, fragmented, and requires substantial labor and capital resources. Intense competition exists within the industry, not only for customers but also for businesses to acquire. The Company's largest competitor is Browning-Ferris Industries, Inc. A large number of regional and local companies also compete in the industry. In addition, the Company faces competition from businesses and other organizations that are attempting to commercialize alternate treatment technologies or products designed to reduce or eliminate the generation of regulated medical waste, such as reusable or degradable medical products, and from on-site treatment of regulated medical waste by certain Large Quantity generators.

     The Company competes for service agreements primarily on the basis of cost-effectiveness, quality of service, geographic location and generator-perceived liability risks. The Company's ability to obtain new service agreements may be limited by the fact that a potential customer's current vendor may have an excellent service history or a long-term service contract or may reduce its prices to the potential customer.

GOVERNMENTAL REGULATION

     The Company operates within the regulated medical waste management industry, which is subject to extensive and frequently changing federal, state and local laws and regulations. This statutory and regulatory framework imposes compliance burdens and risks on the Company, including requirements to obtain and maintain government permits. These permits grant the Company the authority, among other things, to construct and operate treatment and transfer facilities, to transport regulated medical waste within and between relevant jurisdictions and to handle particular regulated substances. The Company's permits must be periodically renewed and are subject to modification or revocation by the issuing regulatory authority. In addition to the requirement that it obtain and maintain permits, the Company is subject to extensive federal, state and local laws and regulations that, among other things, govern the definition, generation, segregation, handling, packaging, transportation, treatment, storage and disposal of regulated medical waste. The Company is also subject to extensive regulation designed to minimize employee exposure to regulated medical waste. In addition, the Company is subject to certain foreign laws and regulations. See "Risk Factors -- Impact of Government Regulation."

     Federal Regulation

     There are at least four federal agencies that have authority over medical waste. These agencies are the EPA, OSHA, DOT and Postal Service. These agencies regulate medical waste under a variety of statutory and regulatory authorities.

     Medical Waste Tracking Act of 1988. In the late 1980s, the EPA outlined a two-year demonstration program pursuant to the Medical Waste Tracking Act of 1988 ("MWTA"), which was added to the Resource Conservation and Recovery Act of 1976 ("RCRA"). The MWTA was adopted in response to health and environmental concerns over infectious medical waste after medical waste washed ashore on beaches, particularly in New York and New Jersey during the summer of 1988. Public safety concerns were amplified by media reports of careless management of medical waste. The MWTA was intended to be the first step in addressing these problems. The primary objective of the MWTA was to ensure that regulated medical wastes which were generated in a covered state and which posed environmental (including aesthetic) problems were delivered to disposal or treatment facilities with minimum exposure to waste management workers and the public. The MWTA's tracking requirements included accounting for all waste transported and imposed civil and criminal sanctions for violations.

     In regulations implementing the MWTA, the EPA defined regulated medical waste and established guidelines for its segregation, handling, containment, labeling and transport. Under the MWTA, the EPA was to deliver three reports to Congress on different aspects of regulated medical waste management and the success of the demonstration program for tracking regulated medical waste. Two of these reports were completed; the third report has not yet been issued. The third report is expected to cover the use of alternative medical waste treatment technologies, including the Company's ETD technology. There can be no assurance that if and when the third report is issued, it will not contain findings or make recommendations that are adverse to the Company's medical waste treatment technology. Any such adverse findings or recommendations could have a material adverse effect on the Company's business, financial condition and results of operations.

     The MWTA demonstration program expired in 1991, but the MWTA established a model followed by many states in developing their specific medical waste regulatory frameworks.

     Clean Air Act Regulations. In September 1997, the EPA adopted regulations under the Clean Air Act Amendments of 1990 that, among other things, limit the discharge into the atmosphere of pollutants released by medical waste incineration. These regulations require that by September 1998, every state must submit to the EPA for approval a comprehensive plan to meet certain minimum emission standards for these pollutants. In addition, each state compliance plan will impose training and recordkeeping requirements on incinerator operators, mandate the development of a site-specific waste management plan and require regular monitoring and testing of emissions. See "-- State and Local Regulations." The EPA estimates that of the approximately 1,100 small, 690 medium and 460 large medical waste incinerators in operation in May 1996, approximately 93-100% of the small incinerators, 60-95% of the medium incinerators and up to 35% of the large incinerators will be closed as hospitals seek alternative, less expensive methods of regulated medical waste disposal rather than incur the cost of installing the necessary air pollution control systems to comply with the EPA's regulations. The Company currently operates two incinerators and believes that it will be successful in obtaining all necessary federal and state permits to continue operation of these incinerators without material expenditure on emissions control systems. The Natural Resources Defense Council, an environmental organization, has sued the EPA challenging the validity of its regulations on the grounds that the minimum emissions standards are too lenient. If successful, this lawsuit could result in the EPA's adoption of stricter air emissions standards for medical waste incinerators. Stricter emissions standards could benefit the Company to the extent that the rate of outsourcing of regulated medical waste management by hospitals is accelerated. Stricter emissions standards could also have an adverse effect on the Company to the extent that the Company incurs increased costs to bring its leased incinerators into compliance with the more stringent standards or faces a significant price increase in the charges for treatment of regulated medical waste that the Company delivers to third parties for incineration.

     Occupational Safety and Health Act of 1970. The Occupational Safety and Health Act of 1970 authorizes OSHA to promulgate occupational safety and health standards. Various standards apply to certain aspects of the Company's operations. These standards include rules governing exposure to bloodborne pathogens and other potentially infectious materials, lock out/tag out procedures, medical surveillance requirements, use of respirators and personal protective equipment, emergency planning, hazard communication, noise, ergonomics, and forklift safety, among others. OSHA regulations are designed to minimize the exposure of employees to hazardous work environments. The Company is subject to unannounced safety inspections at any time. Employees are required by Company policy to receive new employee training, annual refresher training and training in their specific tasks. As part of the Company's medical surveillance program, employees receive pre-employment physicals, including drug testing, annually-required medical surveillance and exit physicals. The Company also subscribes to a drug-free workplace policy.

     Resource Conservation and Recovery Act of 1976. In 1976, Congress passed RCRA as a response to growing public concern about problems associated with the handling and disposal of solid and hazardous waste. RCRA required the EPA to promulgate regulations identifying hazardous wastes. RCRA also created standards for the generation, transportation, treatment, storage and disposal of solid and hazardous wastes, including a manifest program for the transportation of hazardous wastes and a permit system for solid and hazardous waste disposal facilities. Regulated medical wastes are currently considered non-hazardous solid wastes under RCRA. However, certain substances collected by the Company from some of its customers, including photographic fixer developer solutions, lead foils and amalgam, are considered hazardous wastes, for which the Company provides transportation services for metals recycling.

     The Company utilizes landfills for the disposal of treated regulated medical waste from two of its ETD facilities and for the disposal of incinerator ash and autoclaved waste from its facilities using incineration or autoclaving. Waste is not regulated as hazardous under RCRA unless it contains hazardous substances exceeding certain quantities or concentration levels or exhibits certain hazardous characteristics. Following treatment, waste from the Company's ETD and autoclave facilities is disposed of as nonhazardous waste. At the Company's incineration facilities, the Company tests ash from the incineration process to determine whether it must be disposed of as hazardous waste and disposes of it accordingly.

     The Company employs quality control measures to check incoming regulated medical waste for certain types of hazardous substances. Customer contracts also require the exclusion of hazardous substances or radioactive materials from the regulated medical waste. Separate customer contracts govern the Company's transportation for recycling of limited quantities of its customers' hazardous wastes.

     DOT Regulations. The DOT has implemented regulations under the Hazardous Materials Transportation Authorization Act of 1994 governing the transportation of hazardous materials, regulated medical waste and infectious substances. Under these regulations, the Company is required to package regulated medical waste in compliance with the bloodborne pathogens standards issued by OSHA. Under these standards, the Company must identify its packaging with a "biohazard" marking on the outer packaging, and its regulated medical waste container must be rigid, puncture-resistant, leak-resistant, properly sealed and impervious to moisture.

     DOT regulations also require that a transporter of hazardous substances be capable of responding on a 24 hour-per-day basis in the event of an accident, spill or release to the environment of a hazardous material. The Company has entered into an agreement with CHEMTREC, an organization that provides 24-hour emergency spill notification in the United States and Canada, and has entered into agreements with several emergency response organizations to provide spill cleanup services in certain of the Company's service areas.

     The Company's drivers are specifically trained on topics such as safety, hazardous materials, specifically-regulated medical waste, hazardous chemicals and infectious substances. Employees are trained to deal with emergency situations including spills, accidents and releases in to the environment, and the Company has a written contingency plan for these events. The Company's vehicles are outfitted with spill control equipment and the drivers are trained in its use.

     Comprehensive Environmental Response, Compensation and Liability Act of 1980. The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") established a regulatory and remedial program to provide for the investigation and clean-up of facilities from which there has been an actual or threatened release of hazardous substances into the environment. CERCLA and similar state laws impose strict, joint and several liability on the current and former owners and operators of facilities from which releases of hazardous substances have occurred and on the generators and transporters of the hazardous substances that come to be located at such facilities. Responsible parties may be liable for substantial site investigation and clean-up costs and natural resource damages, regardless of whether they exercised due care and complied with applicable laws and regulations. If the Company were found to be a responsible party for a particular site, it could be required to pay the entire cost of site investigation and clean-up, even though other parties also may be liable. The Company's ability to obtain contribution from other responsible parties may be limited by the Company's inability to identify those parties and by their financial inability to contribute to investigation and clean-up costs.

     United States Postal Service. The Company has obtained a permit from the U.S. Postal Service to conduct its "mail-back" program, pursuant to which customers mail appropriately packaged sharps containers directly to the Company's treatment facilities.

     State and Local Regulation

     The Company currently conducts some type of business activity in 32 states. These activities include the collection, transportation, processing, transferring or recycling of regulated medical waste and, in some cases, hazardous substances. Each state has its own regulations related to the handling, treatment and storage of regulated medical waste. Although there are many differences among the various state laws and regulation, many states have followed the regulated medical waste model under the MWTA and are implementing programs under RCRA. Regulations cover the Company's transportation of regulated medical waste both intrastate and interstate. In each of the states where the Company operates a treatment facility or transfer station, it is required to comply with numerous state and local laws and regulations as well as its site-specific operating plan. Agencies writing regulations at the state level typically include departments of health and state environmental protection agencies. In addition, many local governments have ordinances, local laws and regulations affecting the Company's operations, including but not limited to zoning and health measures.

     In recent years, a number of communities have instituted "flow control" requirements, which typically require that waste collected within a particular area be deposited at a designated facility. In May 1994, the U.S. Supreme Court ruled that a flow control ordinance was inconsistent with the Commerce Clause of the Constitution of the United States. A number of lower federal courts have struck down similar measures. The U.S. Congress is currently considering several bills introduced in 1997 that could at least partially overturn these court decisions and immunize particular state and local flow control requirements from Commerce Clause scrutiny.

     Similarly, the U.S. Supreme Court has consistently held that state and local measures that seek to restrict the importation of extraterritorial waste or tax imported waste at a higher rate are unconstitutional. To date, congressional efforts to enable states, under certain circumstances, to impose differential taxes on out-of-state waste or restrict waste importation have been unsuccessful.

     In the absence of federal legislation, certain local laws that direct waste flows to designated facilities may be unenforceable, and discriminatory taxes and waste importation restrictions should continue to be subject to judicial invalidation. If the U.S. Congress adopts legislation allowing for certain types of flow control or restricting the importation of waste, or if legislation affecting interstate transportation of waste is adopted at the federal or state level, such legislation could adversely affect the Company's medical waste collection, transport, treatment and disposal operations and hence would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that municipalities will not attempt to pass ordinances which effectively block or discourage the Company from locating a treatment or transfer facility within their limits, although the Company ultimately may prevail in challenging the legality of such ordinances.

     States predominantly regulate medical waste as a solid or "special" waste and not as a hazardous waste under RCRA. State definitions of medical waste include, but are not limited to: microbiological waste (cultures and stocks of infectious agents); pathology waste (human body parts from surgical and autopsy waste); blood and blood products; and sharps.

     Most states require segregation of different types of regulated medical waste at the point of generation. A majority of states re quire that the universal biohazard symbol or related label appear on medical waste containers. Storage regulations may apply to the generator, the treatment facility, the transport vehicle, or all three. Storage rules center on identifying and securing the storage area for public safety as well as setting standards for the manner and length of storage. Many states mandate employee training for safe environmental clean-up through emergency spill and decontamination plans. Many states mandate that transporters carry spill equipment in their vehicles. Those states whose regulatory framework relies on the MWTA model have tracking document systems in place.

     In the State of Washington, the Company is subject to regulation by the Washington Utilities and Transportation Commission. As a regulated business, the Company must receive approval from the Utilities and Transportation Commission for the prices that it charges for its services in Washington.

     The Company maintains numerous permits and licenses to conduct its business from various state and local authorities. The Company's permits vary from state to state based upon the Company's activities within that state and on the applicable state and local laws and regulations. These permits include transport permits for solid waste, regulated medical waste and hazardous substances, permits to construct and operate treatment facilities, permits to construct and operate transfer stations, permits governing discharge of sanitary water and registration of equipment under air regulations, specific approval for the use of ETD to treat regulated medical waste, a bulk pool irradiator operator's license for the Company's currently inactive irradiator at its West Memphis, Arkansas facility, and various business operator's licenses. The Company believes that it is currently in substantial compliance with all applicable state and local laws and regulations.

     The Company has submitted an application to the New York State Department of Environmental Conservation for a consent order that would provide the Company's subsidiary, Environmental Control Co., Inc., with temporary authority to operate its Bronx, New York, transfer station in place of the facility's former owner. While the Company believes that it will receive this temporary authority followed by an operating permit, there can be no assurance that the Company will in fact receive temporary authority to operate or an operating permit for the transfer station. Denial of authority to operate or an operating permit for the transfer station could result in significant additional costs to the Company.

     Pursuant to medical waste incinerator regulations adopted by the EPA in 1997, every state is required by September 1998 to adopt a plan to comply with federal guidelines which, among other things, limit the release of specified airborne pollutants from medical waste incinerators to levels prescribed by the EPA. Each state's implementation plan must be at least as restrictive as the federal emissions standards. If a state in which the Company operates an incinerator adopts more stringent limits than the federal emissions standards, the Company could incur significant costs to bring its incinerator into compliance with the state's requirements. See "-- Governmental Regulation -- Federal Regulation -- Clean Air Act Regulations."

     Subsequent to the issuance of the Company's original license for its Woonsocket, Rhode Island treatment facility, the State of Rhode Island enacted legislation that required the Company to obtain an additional license for its regulated medical waste management operations. The Company has applied for but has not yet received this additional license. Until regulatory action is taken in respect of this additional license, the Company is permitted to continue to operate under its current license. Denial of this additional license could result in the Company being required to cease operations in Rhode Island and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's ETD treatment technology is an alternative to the conventional treatment technologies of incineration and autoclaving and has not been approved in all states for the treatment of regulated medical waste. The Company has received permits or been granted legislative approval to operate its ETD treatment technology in 15 states, with additional applications pending. There can be no assurance, however, that the Company's treatment technology will be approved for the treatment of regulated medical waste in each state or other jurisdiction where the Company may seek regulatory approval in the future to construct and operate a treatment facility. The Company's inability to obtain any such regulatory approval could have a material adverse effect on the Company's business, financial condition and results of operations.

     Foreign Regulation

     The Company presently conducts business in British Columbia, Canada, where it collects regulated medical waste in the Vancouver area and transports it to the Company's Morton, Washington, treatment facility. The Company's activities in British Columbia are governed at the federal level by the Canadian Transportation of Dangerous Goods Act, 1992, and at the provincial level by the British Columbia Waste Management Act. The federal Transportation of Dangerous Goods Act, 1992, regulates the movement of dangerous goods, including infectious substances and other "specified dangerous goods," by all modes of transportation, and imposes joint and several liability on all persons who are responsible for, or who caused or contributed to, among other things, the release of any dangerous good into the environment. Any business engaged in a regulated activity is presumed to be liable for any such release, unless the business can demonstrate that it acted reasonably. The provincial Waste Management Act regulates the storage, transportation and disposal of waste, including biomedical waste, and imposes strict, joint and several liability for all clean-up costs associated with remediation of contaminated sites. The Company believes that it has obtained all permits required by these two acts. There can be no assurance, however, that the Company will not be required in the future to pay for waste clean-up costs incurred under either act.

     The Company also conducts business in Mexico through its joint venture, Medam, collects regulated medical waste and transports it for treatment to a new facility close to Mexico City. Medical waste is regulated in Mexico as a category of waste distinct from solid or "municipal" waste. Mexican regulations have established collection schedules that are specific to the type and size of generator. The Secretariat of the Environment, Natural Resources and Fisheries is responsible for the enforcement of Mexico's regulated medical waste law. The Company believes that its joint venture operations in Mexico are in compliance with all applicable laws, rules and regulations affecting regulated medical waste collection, transport, treatment and disposal. See "-- Growth
Strategy -- Expand Geographically."

     If the Company expands its operations into other foreign jurisdictions, it will be required to comply with the laws and regulations of each such jurisdiction.

     Permitting Process

     Each state in which the Company currently operates, and each state in which the Company may operate in the future, has a specific permitting process. After the Company has identified a geographic area in which it wishes to locate a treatment or transfer facility, the Company identifies one or more locations for a potential new site. Typically, the Company will develop a site contingent on obtaining zoning approval and local and state operating authority. Most communities rely on state authorities to provide operating rules and safeguards for their community. Usually the state provides public notice of the project and, if a sufficient threshold of public interest is shown, a public hearing may be held. If the Company is successful in meeting all regulatory requirements, the state may issue a permit to construct the treatment facility or transfer station. Once the facility is constructed, the state may again issue public notice of its intent to issue an operating permit and provide an opportunity for public opposition or other action that may impede the Company's ability to construct or operate the planned facility. Permitting for transportation operations frequently involves registration of vehicles, inspection of equipment and background investigations on the Company's officers and directors.

     The Company has been successful in obtaining permits for its current regulated medical waste transfer, treatment and processing facilities and for its transportation operations. Several of the Company's past attempts to construct and operate regulated medical waste treatment facilities, however, have met with significant community opposition. In some of these cases, the Company has withdrawn from the permitting process.

POTENTIAL LIABILITY AND INSURANCE

     The regulated medical waste management industry involves potentially significant risks of statutory, contractual, tort and common law liability. Potential liability could involve, for example, claims for clean-up costs, personal injury or damage to the environment, claims of employees, customers or third parties for personal injury or property damages occurring in the course of the Company's operations, or claims alleging negligence or professional errors or omissions in the planning or performance of work. The Company could also be subject to fines or penalties in connection with violations of regulatory requirements.

     The Company carries $7,000,000 of liability insurance (including umbrella coverage), which it considers sufficient to meet regulatory and customer requirements and to protect the Company's employees, assets and operations. The availability of liability insurance within the regulated medical waste industry has been adversely affected by the constrained market for environmental liability and other insurance. More aggressive enforcement of environmental and management regulations, as well as legal decisions and judgments adverse to companies exposed to pollution damage claims, could lead to a substantial reduction in the availability and extent of insurance coverage. In the future, insurance may be available only at significantly increased premiums with less extensive coverage. If the Company is unable to obtain adequate insurance coverage at a reasonable cost, it may become exposed to potential liability claims. In this event, a successful claim of sufficient magnitude could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's pollution liability insurance excludes liabilities under CERCLA. There can be no assurance that the Company will not face claims under CERCLA or similar state laws resulting in substantial liability for which the Company is uninsured and which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Potential Risk of Liability and Potential Unavailability of Insurance."

PATENTS AND PROPRIETARY RIGHTS

     The Company considers the protection of its technology relating to the processing of regulated medical waste to be material to its business. The Company's policy is to protect its technology by a variety of means, including applying for patents in the United States and in appropriate foreign countries.

     The Company holds seven United States patents and two additional pending patent applications relating to the ETD treatment process and other aspects of processing regulated medical waste. The Company has filed or has been assigned counterpart patent applications in several foreign countries and has received patents in Russia, Hungary, Canada, Mexico and Australia. The Company also holds one United States patent for its reusable container, which is used under the registered trademark Steri-Tub(R).

     In November 1995, the Company entered into a cross-license agreement with IIT Research Institute ("IITRI"). Under this agreement, IITRI granted to the Company a royalty-free exclusive license in North America, portions of Europe (including all 15 member countries of the European Union), Japan and other industrialized countries throughout the world to use and commercialize certain patent rights and know-how held by IITRI relating to the use of radio-frequency technology in the treatment of medical waste, and the Company granted to IITRI a royalty-free exclusive license in the remaining countries of the world to use and commercialize certain corresponding patent rights and know-how held by the Company. The agreement continues until the expiration of the last-to-expire of any of the subject patents held by either IITRI or the Company.

     An issued United States patent grants to the owner the right to exclude others from making, using, offering to sell or selling within the United States or importing into the United States the inventions claimed in the patent. In the United States, a patent filed before June 8, 1995 is enforceable for 17 years from the date of issuance or 20 years from the effective date of filing, whichever is longer. Patents issued on applications filed on or after June 8, 1995 have a term which ends 20 years from the effective date of filing. The term of the first-to-end of the Company's existing United States patents relating to its ETD treatment process will end in October 2009 at the earliest or in September 2010 at the latest, and the term of the last-to-end of such patents will end in January 2015.

     In addition, the Company has additional proprietary technology relating to the processing of regulated medical waste and other health care waste that the Company believes is patentable. The Company is evaluating the technology to determine whether to file for patent protection for this technology in the future.

     There can be no assurance that any claims which are included in pending or future patent applications will be issued, that any issued patents will provide the Company with competitive advantages or will not be challenged by third parties or that the existing or future patents of third parties will not have an adverse effect on the ability of the Company to carry out its business. In addition, there can be no assurance that other companies will not independently develop similar processes or engineer around patents that may have been issued to the Company. Litigation or administrative proceedings may be necessary to enforce the patents issued to the Company or to determine the scope and validity of others' proprietary rights. Any litigation or administrative proceeding could result in substantial cost to the Company and distraction of the Company's management. An adverse ruling in any litigation or administrative proceeding could have a material adverse effect on the Company's business, financial condition and results of operations.

     The commercial success of the Company will also depend in part upon the Company's not infringing patents issued to third parties. There can be no assurance that patents belonging to third parties will not require the Company to alter its processes, pay licensing fees or cease development of its current or future processes. Litigation or administrative proceedings may be necessary to enforce the patents issued to the Company or to determine the scope and validity of others' proprietary rights. Any litigation or administrative proceeding could result in substantial cost to the Company and distraction of the Company's management. An adverse ruling in any litigation or administrative proceeding could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company would be able to license the technology rights that it may require at a reasonable cost or at all. Failure by the Company to obtain a license to any technology that the Company currently uses to process regulated medical waste would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to determine the priority of inventions or patent applications the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office or in proceedings before foreign agencies, any of which would result in substantial costs to the Company and distraction of the Company's management.

     The Company holds federal registrations of the trademarks Steri-Fuel(R), Steri-Plastic(R), Steri-Tub(R) and Steri-Cement(R), the service mark Stericycle(R) and a service mark consisting of a graphic that the Company uses in association with its name and services in the United States. There can be no assurance that the registered or unregistered trademarks or service marks of the Company will not infringe upon the rights of third parties. The requirement to change any trademark, service mark or trade name of the Company could result in the loss of any goodwill associated with that trademark, service mark or trade name and could entail significant expense.

     The Company also relies on unpatented and unregistered trade secrets, trademarks, proprietary know-how and continuing technological innovation that it seeks to protect, in part, by confidentiality agreements with its employees, vendors and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets or know-how will not otherwise become known or independently discovered by third parties.

EMPLOYEES

     At June 30, 1998, the Company employed 468 full-time employees and 96 part-time employees engaged primarily in sales and marketing.

     Drivers and transportation helpers at the Company's New York City facilities are covered by a collective bargaining agreement between the Company and the International Brotherhood of Teamsters, AFL-CIO. The Company's production and maintenance employees at its Morton, Washington facility were previously represented by the International Brotherhood of Teamsters, AFL-CIO, but voted in April 1998 to decertify the union. None of the Company's other employees is covered by a collective bargaining agreement. The Company considers its employee relations generally to be satisfactory.

FACILITIES

     The Company currently leases office space for its corporate offices in Deerfield, Illinois, and has entered into a lease for new space in Lake Forest, Illinois, where it plans to relocate its corporate offices during the fourth quarter of 1998. The Company owns and operates ETD treatment facilities in Morton, Washington and Yorkville, Wisconsin. It leases sites in Woonsocket, Rhode Island and Loma Linda, California which it operates as ETD treatment facilities, and subleases incineration or autoclave facilities from WMI in Chandler, Arizona, Baltimore, Maryland and Terrell, Texas. The Company also owns a recycling and research and development facility in West Memphis, Arkansas.

     The Company leases eight permitted transfer stations in: Anaheim, San Leandro and Valencia, California; Stickney, Illinois; Valparaiso, Indiana; New York, New York; and Columbus and Middletown, Ohio. In Prestonburg, Kentucky, Haverhill, Massachusetts and Vancouver, British Columbia, the Company utilizes facilities owned by third parties licensed to operate transfer stations. In addition, all of the Company's treatment facilities are authorized to transfer regulated medical waste. The Company also leases seven sales and customer service centers in: Middletown, Connecticut; Deerfield and Lombard, Illinois; Salem, New Hampshire; Garden City, New York; Charlotte, North Carolina; and Kirkland, Washington. The Company also utilizes several truck domiciles in Pennsylvania and Washington.

     The Company's lease of its treatment facility at Woonsocket, Rhode Island expires in June 2017 upon the maturity of the last to mature of the industrial development revenue bonds which were issued to finance the acquisition and equipping of the facility. The Company's leasehold interest in the facility and the Company's machinery and equipment at the facility are pledged as collateral to secure the Company's obligations in connection with these bonds. The Company has an option to purchase the facility for $2,000 upon the repayment of all of the bonds. The Company's machinery and equipment at its Yorkville, Wisconsin treatment facility are leased under an equipment lease expiring in February 1999 and are pledged as collateral to secure the Company's obligations under the lease. Substantially all of the Company's property and equipment provide collateral for the Company's obligations under its revolving credit facility with Silicon Valley Bank. The Company believes that its existing facilities are generally adequate for its current needs.

LEGAL AND OTHER PROCEEDINGS

     The Company operates in a highly regulated industry and is exposed to regulatory inquiries or investigations from time to time. Investigations can be initiated for a variety of reasons. The Company has been involved in several legal and administrative proceedings that have been settled or otherwise resolved on terms acceptable to the Company, without having a material adverse effect on the Company's business, financial condition or results of operations. From time to time, the Company may consider it more cost-effective to settle such proceedings than to involve itself in costly and time-consuming administrative actions or litigation. The Company is also a party to various legal proceedings arising in the ordinary course of its business. The Company believes that the resolution of these other matters will not have a material adverse effect on the Company's business, financial condition or results of operations.

     In April 1997, a worker at the Company's Morton, Washington treatment facility was diagnosed with active tuberculosis. Testing revealed two additional cases of active tuberculosis and 13 additional workers who tested positive for exposure to tuberculosis. While studies are ongoing, officials of the Washington Departments of Health and of Labor and Industries have claimed that the Company's workers were exposed to tuberculosis bacteria through regulated medical waste being processed at the Company's treatment facility. The Company believes that other sources of exposure are possible and that the actual source of exposure has yet to be conclusively determined. However, the Company has implemented the recommendations of all federal, state and local regulatory authorities regarding outfitting its workers with personal protective equipment and has implemented or is implementing additional recommendations regarding the modification of equipment at the Morton facility. The measures taken at the Morton facility are in the process of being extended to the Company's other treatment facilities. The safety measures being taken include certain measures recommended by the National Institute for Occupational Safety and Health ("NIOSH") in a preliminary report issued in March 1998. The Company expects that NIOSH will issue a final report regarding this matter, and the Company may be required as a result to adopt further safety measures. While future claims are possible, to date the Company has not been subject to any civil proceedings by the affected employees as a result of this incident, which the Washington Department of Labor and Industries has determined is covered by the state workers' compensation program. This or a similar incident in the future at one of the Company's facilities could cause governmental authorities to require the Company to adopt additional safety measures, to impose fines or other penalties or to initiate permit modification or revocation proceedings, or result in litigation by the affected employees. The cost of complying with any additional measures, the payment of a significant fine or penalty, the modification or revocation of an operating permit, or the expense of defending or settling employee litigation or paying an adverse judgement, could have a material adverse effect on the Company's business, financial condition and results of operations.

     As a result of the incident in Morton, Washington, the State of California has recently requested NIOSH's assistance in conducting an assessment of health and safety at the Company's Loma Linda treatment facility. While the Company believes that it is currently in compliance with applicable health and safety requirements, there can be no assurance that this assessment will not result in the imposition of additional safety precautions requiring associated expenditures.

     In August 1995, the Company entered into a voluntary settlement with the Rhode Island Department of Environmental Management ("RIDEM") pursuant to which, without admitting liability, the Company agreed to pay $400,000 over a seven-year period and to perform community services and conduct informational seminars over a five-year period. The settlement arose from certain notices of violation that RIDEM issued in September 1994 and April 1995 pursuant to which RIDEM sought penalties of $3,356,000, claiming that the Company had violated state medical waste and solid waste regulations by, among other things, mishandling and improperly treating medical waste and endangering its employees' health by failing to provide proper training and protective clothing. The Company believes that it is currently in compliance with RIDEM's requirements.

                                   MANAGEMENT

THE EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY ARE AS FOLLOWS:

                    NAME                         AGE                       POSITION
                    ----                         ---                       --------
Mark C. Miller...............................    42    President, Chief Executive Officer and a
                                                       Director
Anthony J. Tomasello.........................    51    Vice President, Operations
Linda D. Lee.................................    41    Vice President, Regulatory Affairs and Quality
                                                       Assurance
Frank J.M. ten Brink.........................    41    Vice President, Finance and Chief Financial
                                                       Officer
Michael J. Bernert...........................    44    Vice President, Eastern Region
Joel P. Wilson...............................    38    Vice President, Central Region
Jack W. Schuler..............................    57    Chairman of the Board of Directors
Rod F. Dammeyer..............................    57    Director
Patrick F. Graham............................    58    Director
John Patience................................    50    Director
Peter Vardy..................................    68    Director
L. John Wilkerson, Ph.D. ....................    54    Director

     Mark C. Miller has served as President and Chief Executive Officer and a director since joining the Company in May 1992. From May 1989 until he joined the Company, Mr. Miller served as Vice President for the Pacific, Asia and Africa in the International Division of Abbott Laboratories, which he joined in 1976 and where he held a number of management and marketing positions. He is a director of Affiliated Research Centers, Inc., which provides clinical research for pharmaceutical companies and is a director of Lake Forest Hospital. Mr. Miller received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa.

     Anthony J. Tomasello has served as the Company's Vice President, Operations since August 1990. For eight years prior to joining the Company, Mr. Tomasello was President and Chief Operating Officer of Pi Enterprises and Orbital Systems, companies providing process and automation services. From 1980 to 1982, he served as Vice President of Operations for Spang and Company, an operating service firm specializing in resource recovery and recycling for manufacturing and process industries. Mr. Tomasello received a B.S. degree in mechanical engineering from the University of Pittsburgh.

     Linda D. Lee has served as the Company's Vice President, Regulatory Affairs and Quality Assurance since June 1990. She previously served as the Company's Executive Director for Regulatory Compliance. Prior to joining the Company in November 1989, she served for six years as Director of Environmental Health and Safety for Medical Services at the University of Arkansas. Ms. Lee has served as the chairperson of the American Hospital Association's Environmental Advocacy Committee and on the American Society for Hospital Engineers' Safety Committee. She has also served on a number of government committees, including the Arkansas Governor's Task Force on Medical Waste, and has written several books and articles on safety and waste disposal. Ms. Lee received a B.S. degree in environmental health sciences from Indiana State University and a M.S. degree in operations management from the University of Arkansas.

     Frank J.M. ten Brink has served as the Company's Vice President, Finance and Chief Financial Officer since June 1997. From 1991 until 1996 he served as Chief Financial Officer of Hexacomb Corporation, and from 1996 until joining the Company, he served as Chief Financial Officer of Telular Corporation. Prior to 1991, he held various financial management positions with Interlake Corporation and Continental Bank of Illinois. Mr. ten Brink received a B.B.A. degree in international business and a M.B.A. degree in finance from the University of Oregon.

     Michael J. Bernert has served as the Company's Vice President, Eastern Region, with responsibility for sales and service in New England and portions of the Midwest, since February 1992. Prior to joining the Company in 1992, he held a series of management positions with Abbott Laboratories. Mr. Bernert received a B.A. degree in economics from Brown University and a M.B.A. degree from the University of Dallas.

     Joel P. Wilson has served as the Company's Vice President, Central Region, with responsibility for sales and service in portions of the Midwest and Texas, since October 1997. Since joining the company in 1991, Mr. Wilson has held the positions of Director of Engineering, General Manager of the Midwest Region, General Manager of Operations and District Manager of Wisconsin. Prior to joining Stericycle, he held several management positions with Orbital Systems and Orbital Engineering. Mr. Wilson received a B.S. degree in civil engineering from Brigham Young University.

     Jack W. Schuler has served as Chairman of the Board of Directors of the Company since January 1990. From January 1987 to August 1989, Mr. Schuler served as President and Chief Operating Officer of Abbott Laboratories, a diversified health care company, where he served as a director from April 1985 to August 1989. Mr. Schuler serves as a director of Chiron Corporation, Medtronic, Inc. and Ventana Medical Systems, Inc. He is a co-founder of Crabtree Partners LLC, a private investment firm in Deerfield, Illinois, which was formed in June 1995. Mr. Schuler received a B.S. degree in mechanical engineering from Tufts University and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

     Rod F. Dammeyer has served as a director of the Company since January 1998. He is the Managing Partner of Equity Group Corporate Investments and Vice Chairman and a director of Anixter International, Inc., where he has been employed since 1985. Mr. Dammeyer is a director of Antec Corporation, CNA Surety Corporation, Grupo Azucarero Mexico, IMC Global, Inc., Jacor Communications, Inc., Metal Management, Inc., TeleTech Holdings, Inc. and Transmedia Network, Inc., and a trustee of Van Kampen American Capital, Inc. closed-end funds. He received a B.S. degree from Kent State University and serves as a trustee of the Kent State University Foundation.

     Patrick F. Graham has served as a director of the Company since May 1991. Mr. Graham is President and Chief Executive Officer and a director of World Corporation and a director of Intelidata Technologies, Inc. He was a co-founder of Bain & Company, Inc., a management consulting firm in Boston, Massachusetts, where he served in a number of positions from 1973 to 1997. He received a B.A. degree in economics from Knox College and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

     John Patience has served as a director of the Company since its incorporation in March 1989. He is a co-founder and partner of Crabtree Partners LLC, a private investment firm in Deerfield, Illinois, which was formed in June 1995. From January 1988 to March 1995, Mr. Patience was an indirect general partner of Marquette Venture Partners, L.P., a venture capital fund which he co-founded and which participated in the Company's initial capitalization. Mr. Patience is a director of TRO Learning, Inc. and Ventana Medical Systems, Inc. He received B.A. and B.L degrees from the University of Sydney in Sydney, Australia, and a M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

     Peter Vardy has served as a director of the Company since July 1990. He is the Managing Director of Peter Vardy & Associates, an international environmental consulting firm in Chicago, Illinois, which he founded in June 1990. From April 1973 to May 1990, Mr. Vardy served at Waste Management, Inc., a waste management services company, where he was Vice President, Environmental Management. He is a director of EMCON, which he co-founded in 1971. Mr. Vardy received a B.S. degree in geological engineering from the University of Nevada.

     L. John Wilkerson, Ph.D., has served as a director of the Company since July 1992. He is Chief Executive Officer and a consultant to The Wilkerson Group, a health care products consulting firm in New York, New York. Dr. Wilkerson has served with The Wilkerson Group since 1980 and prior to its acquisition by IBM Corporation was its Chairman. Dr. Wilkerson also serves as a general partner of Galen Partners, L.P. and Galen Partners International, L.P., affiliated health care venture capital funds. He is a director of British Biotech Plc. and several privately held health care companies. Dr. Wilkerson received a B.S. degree in biological sciences from Utah State University and a Ph.D. degree in managerial economics and marketing research from Cornell University.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding each Selling Stockholder's beneficial ownership of the Company's Common Stock as of June 30, 1998, and as adjusted to reflect the sale by the Company and the Selling Stockholders of the shares of the Company's Common Stock offered hereby:

                                               SHARES BENEFICIALLY                           SHARES BENEFICIALLY
                                               OWNED PRIOR TO THE          NUMBER OF           OWNED AFTER THE
                                                 OFFERING (1)(2)            SHARES              OFFERING (4)
                                             -----------------------         BEING         -----------------------
       NAME OF SELLING STOCKHOLDER           NUMBER       PERCENTAGE      OFFERED (3)      NUMBER       PERCENTAGE
       ---------------------------           ------       ----------      -----------      ------       ----------


-------------------------
 *  Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting and investment power in respect of securities. Unless otherwise indicated in the footnotes to this table, and subject to applicable community property laws, the Selling Stockholders have sole voting and investment power in respect of all shares of Common Stock shown as beneficially owned by them. Shares of Common Stock subject to options or warrants that are exercisable as or within 60 days after June 30, 1998 are considered outstanding for purposes of computing the percentage ownership of the Selling Stockholder holding the option or warrant but are not considered for purposes of computing the percentage ownership of any other Selling Stockholder.

(2) The applicable percentage of ownership is based on 10,615,399 shares of Common Stock outstanding as of June 30, 1998.

(3) The shares shown do not include 450,000 shares of Common Stock to be sold in the Offering if the Underwriters' over-allotment option is exercised in
    full, of which           shares would be sold by the Company and
    shares would be sold by the following selling stockholders (the "Other Selling Stockholders"):

(4) The number of shares and ownership percentages assume no exercise of the Underwriters' over-allotment option. See "Underwriting." The applicable ownership percentage is based on 10,615,399 shares of Common Stock outstanding as of June 30, 1998, as adjusted to reflect the 2,000,000 shares of Common Stock offered by the Company hereby.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.01 per share.

COMMON STOCK

     As of June 30, 1998, there were 10,615,399 shares of Common Stock outstanding, which were held of record by approximately 188 stockholders.

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders but do not have cumulative voting rights in respect of the election of directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company's Board of Directors out of legally available funds. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining after payment or provision for payment of the Company's liabilities. Holders of Common Stock have no preemptive or other subscription rights to purchase any securities of the Company, and there are no conversion rights or redemption or sinking fund provisions in respect the Common Stock. All shares of Common Stock to be outstanding upon completion of this Offering will be fully paid and nonassessable.

WARRANTS

     As of June 30, 1998, there were outstanding warrants to purchase 286,619 shares of Common Stock, all of which were then exercisable at a weighted average exercise price of $8.21 per share. Of these outstanding warrants, warrants for 6,773 shares of Common Stock, at an exercise price of $69.02 per share, expire in March 1999; warrants for 53,810 shares of Common Stock, at an exercise price of $1.59 per share, expire in July 2000, and warrants for 226,036 shares of Common Stock, at an exercise price of $7.96 per share, expire in May 2001. Holders of warrants to purchase 178,794 shares of Common Stock are subject to 90-day lock-up agreements with the Managing Underwriters. See "Underwriting."

OPTIONS

     As of June 30, 1998, options to purchase a total of 1,002,995 shares of Common Stock were outstanding under the Company's stock option plans, of which options for a total of 366,536 shares were then exercisable at a weighted average exercise price of $4.55. Of the total options exercisable, options for 253,635 shares were held by executive officers and directors subject to 90-day lock-up agreements with the Managing Underwriters. See "Underwriting."

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     Holders of certain shares of Common Stock (the "Registrable Shares") are entitled to certain rights in respect of the registration of the Registrable Shares under the Securities Act of 1933, as amended (the "Securities Act"). All of the Registrable Shares are already freely tradeable without restriction except for 1,055,302 Registrable Shares held by the Company's executive officers and directors, which may be sold subject to the volume limitation and other conditions of Rule 144. The Company is unable to determine the number of Registrable Shares that are currently issued and outstanding because it is unable to identify the beneficial owners of shares of Common Stock held in the names of brokers and other nominees. The Company estimates that in addition to the Registrable Shares being sold by the Selling Stockholders in this Offering and the Registrable Shares held by the Company's executive officers and directors, there may be as many as a further 1,600,000 Registrable Shares issued and outstanding. Under the agreement by which registration rights were granted in respect of the Registrable Shares, no registration rights may be exercised for a period of 180 days after the date of this Offering without the prior written consent of Warburg Dillon Read LLC on behalf of the Managing Underwriters. See "Underwriting."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 12,615,399 shares of Common Stock outstanding (based upon shares outstanding as of June 30, 1998). Of these shares, approximately 9,992,759 shares, including the 3,000,000 shares offered hereby (or approximately 10,442,759 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act. The remaining 2,622,640 shares may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. Approximately 2,511,430 of these shares will be eligible for sale under Rule 144 on the date of this Offering.

     The Company's executive officers and directors and the Selling
Stockholders, who together will hold        shares of Common Stock upon
completion of this Offering (all of which are eligible for sale under Rule 144 on the date of this Offering), have entered into lock-up agreements with the Managing Underwriters pursuant to which the holders have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any of their shares of Common Stock, or any shares that they may acquire through the exercise of stock options or warrants, or to exercise any of their registration rights in respect of their shares of Common Stock, for a period of 90 days beginning on the date of this Offering without the prior written consent of Warburg Dillon Read LLC on behalf of the Managing Underwriters. See "Underwriting."

     In addition, certain holders of Common Stock have registration rights in respect of their shares. Under the registration agreement by which these registration rights were granted, no registration rights may be exercised for a period of 180 days after the date of this Offering without the prior written consent of Warburg Dillon Read LLC on behalf of the Managing Underwriters. See "Description of Capital Stock -- Registration Rights of Certain Holders."

                                  UNDERWRITING

     The names of the Underwriters of the shares of Common Stock offered hereby and the aggregate number of shares of Common Stock which each has severally agreed to purchase from the Company and the Selling Stockholders, subject to the terms and conditions specified in the Underwriting Agreement, are as follows:

                        UNDERWRITERS                            NUMBER OF SHARES
                        ------------                            ----------------
Warburg Dillon Read LLC ....................................
Credit Suisse First Boston Corporation......................
William Blair & Company, L.L.C. ............................
Sutro & Co. Incorporated....................................
                                                                   ---------
     Total..................................................       3,000,000
                                                                   =========

     The Managing Underwriters are Warburg Dillon Read LLC, Credit Suisse First Boston Corporation, William Blair & Company, L.L.C. and Sutro & Co. Incorporated.

     If any shares of Common Stock offered hereby are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreement contains certain provisions whereby, if any Underwriter defaults in its obligation to purchase such shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The Underwriters propose to offer the shares of Common Stock to the public initially at the offering price set forth on the cover page of this Prospectus,
and to certain dealers at such price less a concession not to exceed $     per
share. The Underwriters may allow, and such dealers may reallow, a concession
not to exceed $     per share on sales to certain other dealers. The offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares. After the shares are released for sale to the public, the public offering price, the concession and the reallowance may be changed by the Managing Underwriters.

     The Company and the Other Selling Stockholders have granted to the Underwriters an option to purchase up to an additional 450,000 shares of Common Stock at the offering price less the underwriting discount set forth on the cover page of this Prospectus. Such option is exercisable during the 30 days beginning on the date of the Underwriting Agreement. The Underwriters may exercise such option only to cover over-allotments made of the shares in connection with the Offering. To the extent the Underwriters exercise this option, each of the Underwriters will be obligated, subject to certain conditions, to purchase the number of additional shares proportionate to such Underwriter's initial commitment.

     The Company and the Selling Stockholders have agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company, each of its officers and directors and the Selling Stockholders have agreed prior to this Offering not to offer, sell, contract to sell, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock, or securities convertible into or exercisable or exchangeable for, any shares of Common Stock or warrants or other rights to purchase shares of Common Stock, or permit the registration of any shares of Common Stock for a period of 90 days after the date of this Prospectus, without the prior consent of Warburg Dillon Read LLC acting on behalf of the Managing Underwriters (with the exception that, without such consent, the Company and the Selling Stockholders may sell the shares of Common Stock offered hereby).

     The Managing Underwriters, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate cover transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the Offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Managing Underwriters to reclaim a selling concession from a syndicate member when the Common Stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     The Managing Underwriters, on behalf of the Underwriters, may engage in passive market making on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during the one-day period before the commencement of offers or sales of Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered before the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the Common Stock above independent market levels and, if commenced, may be discontinued at any time.

     The Underwriters do not expect to confirm sales to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Johnson and Colmar, Chicago, Illinois and for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The consolidated financial statements of Stericycle, Inc. and Subsidiaries at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act , and in accordance with such requirements files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company's filings can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W, Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a site on the World

Wide Web at http://www.sec.gov, and copies of the reports, proxy statements and other information that the Company has filed electronically may be accessed at this Web site.

     This Prospectus forms part of a Registration Statement on Form S-3 (the "Registration Statement") which the Company has filed with the Commission under the Securities Act. In accordance with the Commission's rules and regulations, this Prospectus omits certain of the information in the Registration Statement and all of its exhibits, and reference is made to the Registration Statement and its exhibits for further information relating to the Company and the Common Stock offered hereby. Copies of the Registration Statement and its exhibits may be obtained from the Commission upon payment of the prescribed fee or may be inspected without charge at the Commission's public reference facilities described above. Statements in this Prospectus concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of the relevant document filed as an exhibit to the Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents that the Company has filed with the Commission are incorporated in this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-21229); (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 1998; and (iii) the description of the Company's Common Stock contained in the Registration Statement on Form 8-A which the Company filed on August 21, 1996.

     All documents that the Company files with the Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus but prior to the termination of the Offering to which this Prospectus relates shall be deemed to be incorporated in this Prospectus by reference from their respective dates of filing.

     Any statement in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement to the extent that a statement in this Prospectus or the Registration Statement, or in any document filed after the date of this Prospectus which is deemed to be incorporated in this Prospectus by reference, modifies or supersedes such statement. Any statement so modified or superseded shall be incorporated or deemed to be incorporated in this Prospectus only as so modified or superseded.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, at his or her written or oral request, copies of all or any of the documents that have been or may be incorporated in this Prospectus by reference (excluding the exhibits to any such documents, however, unless the exhibits are specifically incorporated in this Prospectus). Requests for copies should be directed to Investor Relations, Stericycle, Inc., at the Company's offices at 1419 Lake Cook Road, Deerfield, Illinois 60015 (telephone number: (847) 945-6550).

                       STERICYCLE, INC. AND SUBSIDIARIES

                                    INDEX TO
                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of Independent Auditors, Ernst & Young LLP...........     F-2
Consolidated Balance Sheets at December 31, 1996 and 1997...     F-3
Consolidated Statements of Operations for Each of the Years
  in the Three-Year Period Ended December 31, 1997..........     F-4
Consolidated Statements of Cash Flows for Each of the Years
  in the Three-Year Period Ended December 31, 1997..........     F-5
Consolidated Statements of Changes in Shareholders' Equity
  for Each of the Years in the Three-Year Period Ended
  December 31, 1997.........................................     F-6
Notes to Consolidated Financial Statements..................     F-7
Condensed Consolidated Balance Sheets at December 31, 1997
  and June 30, 1998 (Unaudited).............................    F-20
Condensed Consolidated Statements of Operations for the Six
  Months Ended June 30, 1997 and 1998 (Unaudited)...........    F-21
Condensed Consolidated Statements of Cash Flows for the Six
  Months Ended June 30, 1997 and 1998 (Unaudited)...........    F-22
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................    F-23

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Stericycle, Inc.

     We have audited the accompanying consolidated balance sheets of Stericycle, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stericycle, Inc. and Subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Chicago, Illinois
March 6, 1998

                       STERICYCLE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1996        1997
                                                                  ----        ----
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 11,950    $  5,374
  Short-term investments....................................       5,799       2,335
  Accounts receivable, less allowance for doubtful accounts
     of $178 in 1996 and $361 in 1997.......................       4,756      10,286
  Parts and supplies........................................         360         660
  Prepaid expense...........................................         426         440
  Other.....................................................         490         392
                                                                --------    --------
       Total current assets.................................      23,781      19,487
                                                                --------    --------
Property, plant and equipment:
  Land......................................................          90          90
  Buildings and improvements................................       5,598       5,561
  Machinery and equipment...................................      10,702      11,469
  Office equipment and furniture............................         463         746
  Construction in progress..................................         362         614
                                                                --------    --------
                                                                  17,215      18,480
Less accumulated depreciation...............................      (5,208)     (7,239)
                                                                --------    --------
       Property, plant and equipment, net...................      12,007      11,241
                                                                --------    --------
Other assets:
  Goodwill, less accumulated amortization of $807 in 1996
     and $2,040 in 1997.....................................      18,834      29,458
  Other.....................................................         533       1,040
                                                                --------    --------
       Total other assets...................................      19,367      30,498
                                                                --------    --------
       Total assets.........................................    $ 55,155    $ 61,226
                                                                ========    ========
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................    $  3,215    $  3,052
  Accounts payable..........................................       1,510       1,927
  Accrued liabilities.......................................       3,769       7,039
  Deferred revenue..........................................         670         255
                                                                --------    --------
       Total current liabilities............................       9,164      12,273
                                                                --------    --------
Long-term debt:
  Industrial development revenue bonds and other............       1,986       1,405
  Notes payable.............................................       2,605       2,070
                                                                --------    --------
       Total long-term debt.................................       4,591       3,475
                                                                --------    --------
Other liabilities...........................................       1,386         452
Shareholders' equity:
  Common stock (par value $.01 per share, 30,000,000 shares
     authorized, 10,000,264 issued and outstanding in 1996,
     10,472,799 issued and outstanding in 1997).............         100         105
  Additional paid-in capital................................      79,409      82,986
  Notes receivable for common stock purchases...............          (4)         (4)
  Accumulated deficit.......................................     (39,491)    (38,061)
                                                                --------    --------
       Total shareholders' equity...........................      40,014      45,026
                                                                --------    --------
       Total liabilities and shareholders' equity...........    $ 55,155    $ 61,226
                                                                ========    ========

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1995      1996      1997
                                                               ----      ----      ----
Revenues....................................................  $21,339   $24,542   $46,166
  Costs and expenses:
  Cost of revenues..........................................   17,478    19,423    34,109
  Selling, general and administrative expenses..............    8,137     7,556    10,671
                                                              -------   -------   -------
     Total costs and expenses...............................   25,615    26,979    44,780
                                                              -------   -------   -------
Income (loss) from operations...............................   (4,276)   (2,437)    1,386
Other income (expense):
  Interest income...........................................        9       421       618
  Interest expense..........................................     (277)     (373)     (428)
                                                              -------   -------   -------
     Total other income (expense)...........................     (268)       48       190
                                                              -------   -------   -------
Income (loss) before income taxes...........................  $(4,544)  $(2,389)  $ 1,576
Income tax expense..........................................       --        --       146
                                                              -------   -------   -------
Net income (loss)...........................................  $(4,544)  $(2,389)  $ 1,430
                                                              =======   =======   =======
Basic earnings per share:
  Basic net income (loss) per share.........................  $ (0.81)  $ (0.32)  $  0.14
                                                              =======   =======   =======
Diluted earnings per share (restated EPS for FAS 128 and SAB
  98)
  Diluted net income (loss) per share.......................  $ (0.81)  $ (0.32)  $  0.13
                                                              =======   =======   =======

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1995      1996      1997
                                                               ----      ----      ----
OPERATING ACTIVITIES:
Net income (loss)...........................................  $(4,544)  $(2,389)  $ 1,430
Adjustments to reconcile net income (loss) to net cash (used
  in) provided by operating activities:
     Depreciation and amortization..........................    1,916     2,064     3,078
     Settlement with regulatory agency......................      273        --        --
     Other, net.............................................      129        --        --
Changes in operating assets, net of effect of acquisitions
  and divestitures:
     Accounts receivable....................................      866      (554)   (4,123)
     Parts and supplies.....................................      135       144      (300)
     Prepaid expenses.......................................      196       (18)      (14)
     Other assets...........................................      128       (37)       98
     Accounts payable.......................................      570      (428)     (413)
     Accrued liabilities....................................     (838)    1,178       559
     Deferred revenue and other liabilities.................      298        97      (415)
                                                              -------   -------   -------
Net cash (used in) provided by operating activities.........     (871)       57      (100)
                                                              -------   -------   -------
INVESTING ACTIVITIES:
     Capital expenditures...................................     (726)     (995)   (1,235)
     Payments for acquisitions, net of cash acquired........     (459)   (6,516)   (5,552)
     Proceeds from maturity of short-term investments.......       --        --     5,799
     Purchases of short-term investments....................       --    (5,799)   (2,335)
     Proceeds from divestitures.............................      792        --        --
                                                              -------   -------   -------
Net cash used in investing activities.......................     (393)  (13,310)   (3,323)
                                                              -------   -------   -------
FINANCING ACTIVITIES:
     Net proceeds from (payments of) note payable to bank...      858      (858)       --
     Repayment of long-term debt............................     (171)   (3,275)   (2,905)
     Principal payments on capital lease obligations........     (482)     (397)     (305)
     Principal payments on notes receivable for common stock
       purchases............................................       --        60        --
     Proceeds from long-term debt...........................       --     1,000        --
     Proceeds from issuance of common stock.................       18    28,535        57
     Other..................................................      (27)       --        --
                                                              -------   -------   -------
Net cash provided by (used in) financing activities.........      196    25,065    (3,153)
                                                              -------   -------   -------
Net increase (decrease) in cash and cash and cash
  equivalents...............................................   (1,068)   11,812    (6,576)
Cash and cash equivalents at beginning of year..............    1,026       138    11,950
                                                              -------   -------   -------
Cash and cash equivalents at end of year....................  $   138   $11,950   $ 5,374
                                                              =======   =======   =======
Non-cash activities:
     Issuance of common stock for certain acquisitions......  $    --   $    --   $ 3,525
     Issuance of notes payable for certain acquisitions.....  $    --   $ 6,497   $ 1,120

   The accompanying notes are an integral part of these financial statements.

                          STERICYCLE AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)
                                  COMMON STOCK

                                                          ACCUMULATED
                                                          DIVIDENDS ON                                     TOTAL
                                                          CONVERTIBLE        NOTES                      SHAREHOLDERS
                      ISSUED AND             ADDITIONAL    REDEEMABLE    RECEIVABLE FOR                    EQUITY
                      OUTSTANDING             PAID-IN      PREFERRED      COMMON STOCK    ACCUMULATED   (NET CAPITAL
                        SHARES      AMOUNT    CAPITAL        STOCK         PURCHASES        DEFICIT      DEFICIENCY
                      -----------   ------   ----------   ------------   --------------   -----------   ------------
BALANCES AT DECEMBER
  31, 1994...........      370       $  4     $   811       $(13,001)        $ (619)       $(32,558)      $(45,363)
Common stock issued
  in exchange for
  preferred stock....    5,043         50      49,439                                                       49,489
Issuance of common
  stock..............      350          3                                                                        3
Accumulated dividends
  cancelled..........                                         13,001                                        13,001
Notes receivable
  cancelled..........     (181)        (2)       (629)                          619                            (12)
Net loss.............                                                                        (4,544)        (4,544)
                        ------       ----     -------       --------         ------        --------       --------
BALANCES AT DECEMBER
  31, 1995...........    5,582       $ 55     $49,621       $     --         $   --        $(37,102)      $ 12,574
Initial public
  offering of common
  stock (net of
  offering costs)....    3,450         36      27,586                                                       27,621
Issuance of common
  stock for exercise
  of options and
  warrants and
  employee stock
  purchases..........      870          9         717                           (64)                           662
Note payable
  exchanged for
  common stock.......       98          1       1,485                                                        1,486
Principal payments
  under note
  receivable.........                                                            60                             60
Net loss.............                                                                        (2,389)        (2,389)
                        ------       ----     -------       --------         ------        --------       --------
BALANCES AT DECEMBER
  31, 1996...........   10,000       $100     $79,409       $     --         $   (4)       $(39,491)      $ 40,014
Issuance of common
  stock for exercise
  of options and
  warrants and
  employee stock
  purchases..........       70          1          56                                                           57
Common stock issued
  for acquisitions...      403          4       3,521                                                        3,525
Net income...........                                                                         1,430          1,430
                        ------       ----     -------       --------         ------        --------       --------
BALANCES AT DECEMBER
  31, 1997...........   10,473       $105     $82,986       $     --         $   (4)       $(38,061)      $ 45,026
                        ======       ====     =======       ========         ======        ========       ========

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1 -- DESCRIPTION OF BUSINESS

     Stericycle, Inc. (the "Company") was incorporated in Delaware in March 1989 for the purpose of providing collection, transportation, treatment, disposal, reduction, re-use and recycling services for regulated medical waste to hospitals and other health care providers in the United States and Canada.

NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES

  Principles of Consolidation:

     The consolidated financial statements include the accounts of Stericycle, Inc. and its wholly-owned subsidiaries, Stericycle of Arkansas, Inc., Stericycle of Washington, Inc., SWD Acquisition Corporation and Environmental Control Co., Inc. All significant intercompany accounts and transactions have been eliminated.

  Revenue Recognition:

     The Company recognizes revenue when the treatment of the regulated medical waste is completed on-site or the waste is shipped off-site for processing and disposal. For waste shipped off-site, all associated costs are recognized at time of shipment.

  Cash Equivalents and Short-Term Investments:

     The Company considers all highly liquid instruments with a maturity of less than three months when purchased to be cash equivalents. Short-term investments consist of highly liquid investments in corporate debt obligations which mature in less than one year and are classified as held-to-maturity since management has the positive intent and ability to hold the securities to maturity. These obligations are stated at amortized cost, which approximates fair market value. Interest income is recognized as earned.

  Property, Plant and Equipment:

     Property, plant and equipment are stated at cost. Depreciation and amortization, which include the depreciation of assets recorded under capital leases, are computed using the straight-line method over the estimated useful lives of the assets as follows:

        Buildings and improvements -- 10 to 30 years

        Machinery and equipment -- 3 to 10 years

        Office equipment and furniture -- 5 to 10 years

  Goodwill:

     Goodwill is amortized using the straight-line method over 25 years. Amortization expense for 1995, 1996 and 1997 related to goodwill was approximately $320,000, $390,000 and $1,042,000, respectively. The Company continually evaluates the value and future benefits of its goodwill. The Company assesses recoverability from future operations using income from operations of the related acquired business as a measure. Under this approach, the carrying value of good-will would be reduced if it becomes probable that the Company's best estimate for expected undiscounted future cash flows of the related business would be less than the carrying amount of goodwill over its remaining amortization period. For the three-year period ended December 31, 1997, there were no adjustments to the carrying amounts of goodwill resulting from these evaluations.

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
  New Plant Development and Permitting Costs:

     The Company expenses costs associated with the operations of new plants prior to the commencement of services to customers and all initial and on-going costs related to permitting.

  Research and Development Costs:

     The Company expenses costs associated with research and development as incurred. Research and development expense for 1995, 1996 and 1997 was $975,000, $194,000 and $281,000, respectively.

  Income Taxes:

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Financial Instruments:

     The Company's financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable and payable and long-term debt. The fair values of these financial instruments were not materially different from their carrying values. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Credit risk on trade receivables is minimized as a result of the large size of the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company performs ongoing credit evaluation of its customers and maintains allowances for potential credit losses. These losses, when incurred, have been within the range of management's expectations.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Net Income (Loss) Per Common Share:

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes the dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All net income (loss) per common share amounts for all periods have been presented, and where appropriate, restated to conform to FAS 128 requirements. In restating net income (loss) per common share to comply with the requirements of FAS 128, the Company applied the recently issued Staff Accounting Bulletin No. 98 ("SAB 98"). As a result of applying the provisions of SAB 98, the Company has restated the 1995 and 1996 loss per share to exclude the antidilutive effect of options and warrants ranted within one year of the Company's 1996 initial public offering.

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
  Impact of Recently Issued Accounting Standards:

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements and is effective for fiscal years beginning after December 15, 1997. The adoption of FAS 130 will have no impact on the Company's financial position, results of operations, or cash flows.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosure about products and services, geographic areas and major customers. FAS 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The Company is evaluating the disclosure requirements of FAS 131 and has not determined whether its adoption will have a material impact on its future disclosure requirements.

NOTE 3 -- INITIAL PUBLIC OFFERING

     On August 28 and August 30, 1996 the Company successfully completed an initial public offering of 3,450,000 shares of common stock at $9 per share. The Company received total proceeds from the offering, net of offering costs, of approximately $27,621,000.

NOTE 4 -- INCOME TAXES

     The Company's deferred tax liabilities and assets as of December 31, 1996 and 1997 are as follows:

                                                        1996              1997
                                                        ----              ----
Deferred tax liabilities:
  Capital lease obligations.......................  $   (324,000)     $   (461,000)
  Property, plant and equipment...................      (694,000)         (509,000)
  Goodwill........................................      (160,000)         (228,000)
                                                    ------------      ------------
Total deferred tax liabilities....................    (1,178,000)       (1,198,000)
Deferred tax assets:
  Accrued liabilities.............................       835,000           857,000
  Research and development costs..................       324,000           324,000
  Other...........................................       198,000           195,000
  Net operating tax loss carryforward.............    15,102,000        14,344,000
  Alternative minimum tax credit carryforward.....            --            60,000
                                                    ------------      ------------
Total deferred tax assets.........................    16,459,000        15,780,000
                                                    ------------      ------------
Net deferred tax assets...........................    15,281,000        14,582,000
Valuation allowance...............................   (15,281,000)      (14,582,000)
                                                    ------------      ------------
Net deferred tax assets...........................  $         --      $         --
                                                    ============      ============

     At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $36,000,000, which expire beginning in 2004. Based on the Internal Revenue Code of 1986, as amended, and changes in the ownership of the Company, utilization of the net operating loss carryforwards are subject to annual limitations, which could significantly restrict or partially eliminate the

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 4 -- INCOME TAXES (CONTINUED)
utilization of the net operating losses. Additionally, the Company has an alternative minimum tax credit carryforward of $60,000 available indefinitely.

     Significant components of the Company's income tax expense for the year ended December 31, 1997 are as follows:

Current
  Federal...................................................    $ 60,000
  State.....................................................      86,000
                                                                --------
Total provisions............................................    $146,000
                                                                ========

     A reconciliation of the income tax provision computed at the federal statutory tax rate to the effective tax rate for the year ended December 31, 1997 is as follows:

Federal statutory income tax rate...........................     34.0%
Effect of:
  State taxes, net of federal tax effect....................      4.4
  Alternative minimum taxes.................................      3.8
  Non-deductible goodwill amortization......................      4.5
  Other.....................................................      1.7
  Utilization of net operating loss carryforward............    (39.1)
                                                                -----
Effective tax rate..........................................      9.3%
                                                                =====

     In 1997, the Company paid income tax of $58,300. No income taxes were paid in 1996 and 1995. Additionally, the Company did not recognize any income tax benefit for 1996 and 1995 due to the Company's recurring operating losses and valuation allowances established for net deferred tax assets.

NOTE 5 -- ACQUISITIONS AND DIVESTITURES

     In November 1997, the Company purchased the customer list and certain other assets of Cal-Va, Inc. ("Cal-Va"), which operated a regulated medical waste business in northern Virginia and Washington D.C. The purchase price was paid by the issuance of shares of the Company's common stock and the assumption of certain of Cal-Va's liabilities. The purchase price is to be adjusted in the event that revenues fall below certain levels.

     In November 1997, the Company purchased selected customer contracts of Phoenix Services Inc. ("Phoenix"), which operated a regulated medical waste business in the Baltimore, Maryland metropolitan area. The purchase price was paid in cash (in January 1998) and by delivery of a $20,000 note due in September 1998.

     In August 1997, the Company purchased the customer list and certain other assets of Envirotech Enterprises, Inc. which operated a regulated medical waste business in Arizona. The purchase price was paid in cash and by delivery of a $300,000 note due in August 1998. The purchase price is to be adjusted in the event that acquired revenues fall below certain levels.

     In June 1997, the Company purchased the customer list and certain other assets of the regulated medical waste business of Waste Management, Inc. ("WMI") in Wisconsin ("WMI-WI"). In July 1997, the Company announced the purchase of the customer lists and certain other assets of the regulated medical waste businesses of Regional Carting, Inc. and Rumpke Container Service, Inc. in New Jersey and Ohio, respectively. The purchase price for these three acquisitions was paid by a combination of cash, assumption of

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 5 -- ACQUISITIONS AND DIVESTITURES (CONTINUED) liabilities and issuance of shares of common stock of the Company and, in one case, delivery of a note which was paid in December 1997. In the event that acquired revenues for each of these three companies fall below certain levels, the purchase price will be adjusted accordingly.

     In May 1997, the Company announced the acquisition of all of the outstanding stock of Environmental Control Co., Inc. ("ECCO"), one of the leading medical waste companies in the New York City market. The Company paid $4,200,000 in cash; issued 125,000 shares of stock, assumed debt on vehicles and issued a $2,300,000 10-year promissory note for the balance of the purchase price. The note bears interest at a rate of 6.86% per annum payable in 10 equal annual installments of $230,000 starting in May, 1998. The ECCO purchase price is subject to downward adjustments to reflect uncollectible acquired accounts receivable, additional outstanding obligations not reflected in the purchase price at closing, and the extent to which ECCO's revenues during the one-year period following closing are less than a specified amount.

     In December 1996, the Company purchased the customer lists, vehicles and certain other assets of the major portion of WMI's medical waste business (the "WMI Acquisition") for $5,450,000 cash and a note for $5,210,000. During the quarter ended June 30, 1997, adjustments were made to the value of the vehicles purchased and to the purchase price. The purchase price was decreased by $756,000 as specified in the agreement, and the related goodwill and note payable were adjusted accordingly. The Company finalized its estimate of the value of the vehicles purchased and reduced the related note accordingly. In the quarter ended December 31, 1997, the purchase price was decreased by $163,000 as specified in the agreement, and the related goodwill was adjusted accordingly. The Company paid $1,796,650 of the adjusted $3,593,301 balance of the note to WMI in December 1997. The balance plus accrued interest is due in December 1998.

     In May 1996, the Company purchased the customer list and certain other assets of Doctors Environmental Control, Inc. for $400,000 in cash and notes payable issued for $600,000, which are payable on May 1, 1998 with an interest rate of 6% per annum. In addition, the Company assumed vehicle leases totaling $77,000, which were paid off in May 1996, and delivered option agreements to shareholders of the seller giving them an option to purchase up to a total of 53,816 shares of the Company's common stock. The price for the purchase of the common stock upon exercise of each option was the surrender and cancellation of the note payable. The options were exercised in August 1996.

     In April 1996, the Company purchased the customer list and certain other assets of Sharps Incinerator of Fort, Inc. for $757,000 in cash of which $562,000 was payable at closing and the balance plus interest was paid in November 1996.

     In January 1996, the Company purchased the customer lists and certain other assets of WMI Medical Services of New England, Inc. for $100,000 in cash and $492,000 in notes payable issued to the seller. The notes bear interest at a rate of 7.5% per annum with $150,000 plus interest paid in 1996, $157,000 plus interest paid in 1997 and $185,000 plus interest paid in January 1998.

     In July 1995, the Company sold selected customer lists and related assets for $248,000. The Company recognized a gain of $50,000 on this transaction, which is included in selling, general and administrative expense in the 1995 Consolidated Statement of Operations.

     In June 1995 the Company purchased the customer list and transportation equipment and assumed certain contract obligations of Safetech Health Care for $160,000.

     In April 1995, the Company sold the St. Louis portion of its business to a competitor. The Company received $544,000 as payment for the customer list and concurrently agreed to resolve an antitrust lawsuit brought against this competitor by the Company. The Company recognized a gain on this transaction of $408,000, which is included in selling, general and administrative expense in the 1995 Consolidated Statement of Operations.

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 5 -- ACQUISITIONS AND DIVESTITURES (CONTINUED)
     For financial reporting purposes these acquisition transactions were accounted for using the purchase method of accounting. The total purchase price for 1995, 1996 and 1997 of $459,000, $13,013,000 and $10,197,000, respectively, net of cash acquired, was allocated to assets acquired and liabilities assumed based on their estimated fair market value at the date of acquisition. The total purchase price for 1997 acquisitions includes the value of 403,000 shares of common stock issued to the sellers. The excess of the purchase price over the fair market value of the net assets acquired is reflected in the accompanying Consolidated Balance Sheets as goodwill. The results of operations of these acquired businesses are included in the Consolidated Statement of Operations from the date of the acquisition. The effect of these acquisitions would not have a significant effect on the Company's operations, except for the WMI Acquisition and the ECCO acquisition.

     The following unaudited pro forma results of operations assumes that the WMI Acquisition occurred as of January 1, 1995 and that the ECCO acquisition occurred as of January 1, 1996, after giving effect to certain adjustments including amortization of goodwill, increased interest expense on debt incurred in connection with the acquisitions and adjustments to record incremental recurring costs associated with the consolidation of the operations as the historical results of operations of WMI and ECCO did not reflect these costs:

                                                          YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------
                                                    1995           1996           1997
                                                    ----           ----           ----
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro forma revenues..............................   $36,839        $46,619        $48,181
Pro forma net income (loss).....................    (4,270)        (1,575)         1,576
Pro forma diluted net income (loss) per share...   $ (0.76)       $ (0.21)       $  0.15

     The pro forma financial information does not purport to be indicative of the results of operations that would have occurred had the transactions taken place at the beginning of the periods indicated or of future results of operations.

NOTE 6 -- LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                               1996     1997
                                                               ----     ----
                                                              (IN THOUSANDS)
Industrial development revenue bonds........................  $1,492   $1,358
Obligations under capital leases............................     517      212
Note payable to bank........................................      --       --
Notes payable...............................................   5,797    4,957
                                                              ------   ------
                                                               7,806    6,527
Less: Current portion.......................................   3,215    3,052
                                                              ------   ------
     Total..................................................  $4,591   $3,475
                                                              ======   ======

     In March 1998, the Company entered into a new revolving line of credit with Silicon Valley Bank. To secure this line of credit, the Company granted the bank a lien on all of the Company's assets. Borrowings under the line of credit are limited to the lesser of $7,500,000 or a specific percentage of the Company's eligible receivables, as defined in the loan and security agreement. Outstanding borrowings bear interest at the bank's prime rate plus 0.50% or LIBOR plus 3.0%, at the Company's option. This agreement has a maturity date of March 5, 1999. Under the terms of the loan and security agreement, the Company is among other things, restricted from paying dividends and is required to maintain minimum levels of total liabilities to net

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 6 -- LONG-TERM DEBT (CONTINUED)
worth, quick ratio and profitability. The Company had no borrowings under its prior $2,500,000 line of credit with the bank as of December 31, 1997.

     In connection with the Company's May 1997 purchase of ECCO's stock, a 10-year note for $2,300,000 was issued to the owners of ECCO. The note is payable in 10 equal annual installments due on May 1 of each year starting in 1998. The note bears interest at the rate of 6.86% per annum.

     In connection with the Company's December 1996 purchase of WMI's medical waste business, a note payable totaling $5,210,000 was issued to WMI. The note was adjusted to $3,593,301, of which $1,796,650 was repaid in 1997 and $1,796,651 is due on December 20, 1998. The note bears interest at a rate of 7% per annum.

     In 1995, an agreement was reached with the Rhode Island Department of Environmental Management regarding two notices of violation issued in 1994 and 1995. Although the Company believed that the allegations were meritless, the agreement was entered into in order to resolve the matter in the best interest of the Company and its customers in a timely manner. The Company agreed to pay $35,000 each year from 1995 to 1998, $50,000 in 1999, $60,000 in 2000 and
$150,000 in 2001 to the Rhode Island Air and Water Protection Fund. In addition, the Company agreed to perform community services and conduct seminars over a five-year period. The Company recorded this obligation based on the discounted cash flows expected to be paid over the term of agreement, using a discount rate of 11.75%. The recorded obligation of $222,000 at December 31, 1997 has been included in notes payable. An expense of $458,000 is included in the 1995 Consolidated Statement of Operations as a selling, general and administrative expense. This amount reflects the recorded obligation and legal fees incurred in the settlement.

     In 1994, a non-interest bearing note in the amount of $2,480,000 was issued as part of the purchase of the net assets of Safe Way Disposal Systems, Inc. As a result of the Company's initial public offering in August 1996, a portion of the note was converted into 98,001 shares of common stock and the remainder was paid in cash.

     During 1992, the Company entered into an obligation to finance the development of its Woonsocket, Rhode Island facility. The development and purchase of substantially all of the property and equipment for the Woonsocket, Rhode Island facility was financed from the issuance of industrial development revenue bonds. The bonds are due in various amounts through 2017 at fixed interest rates ranging from 6.0% to 7.375% and are collateralized by the property and equipment at the Woonsocket, Rhode Island facility. The terms of an agreement entered into in connection with the issuance of the bonds contain, among other provisions, requirements for maintaining defined levels of working capital and various financial ratios including debt to net worth.

     Payments due on long-term debt, excluding capital lease obligations, during each of the five years subsequent to December 31, 1997 are as follows:

                                                              (IN THOUSANDS)
1998........................................................      $2,840
1999........................................................         430
2000........................................................         445
2001........................................................         545
2002........................................................         410

     The Company paid interest of $262,000, $352,000 and $444,000 for the fiscal years ended December 31, 1995, 1996 and 1997, respectively.

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 6 -- LONG-TERM DEBT (CONTINUED)
  Capital Leases:

     In February 1994, the Company entered into a sale leaseback transaction for equipment acquisitions at its Yorkville, Wisconsin facility in the amount of $882,000. The lease arrangement has a term of 60 months and at the end of the lease, the Company will have the option to renew the lease, return the equipment or purchase the equipment at a fair market value not to exceed 11% of the original purchase price. In January 1996, the Company entered into a capital lease obligation of $364,000 for equipment. The lease expires in 1998.

     At December 31, property under capital leases included with property, plant and equipment in the accompanying Consolidated Balance Sheet is as follows:

                                                               1996     1997
                                                               ----     ----
                                                              (IN THOUSANDS)
Machinery and equipment.....................................  $1,246   $1,246
Less -- accumulated depreciation and amortization...........     293      418
                                                              ------   ------
                                                              $  953   $  828
                                                              ======   ======

     Minimum future lease payments under capital leases are as follows:

                                                              (IN THOUSANDS)
1998........................................................      $ 218
1999........................................................         --
                                                                  -----
Total minimum lease payments................................        218
Less -- Amounts representing interest.......................         (6)
                                                                  -----
Present value of net minimum lease payments.................        212
Less--Current portion.......................................       (212)
                                                                  -----
Long-term obligations under capital leases..................      $  --
                                                                  =====

NOTE 7 -- LEASE COMMITMENTS

     The Company leases various plant equipment, office furniture and equipment, motor vehicles and office and warehouse space under operating lease agreements which expire at various dates over the next six years. The leases for most of the properties contain renewal provisions.

     Rent expense for 1995, 1996 and 1997 was $1,739,000, $2,462,000 and
$3,284,000 respectively.

     Minimum future rental payments under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 1997 for each of the next five years and in the aggregate are as follows:

                                                              (IN THOUSANDS)
1998........................................................     $ 4,222
1999........................................................       3,642
2000........................................................       2,168
2001........................................................         954
2002........................................................         393
Thereafter..................................................         105
                                                                 -------
Total minimum rental payments...............................     $11,484
                                                                 =======

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 8 -- COMMON AND PREFERRED STOCK

     In August 1995, the Board of Directors adopted a plan of recapitalization which was approved by the Company's stockholders in September 1995, pursuant to which the Company reclassified its outstanding convertible redeemable preferred stock as common stock. As part of the plan of recapitalization, all conversion, redemption and liquidation rights associated with the convertible redeemable preferred stock were terminated in exchange for the issuance of shares of common stock.

     Shares of the Company's common stock have been reserved for issuance upon the exercise of options and warrants. Also see Note 10. These shares have been reserved as follows at December 31, 1997:

1993 Plan options...........................................      4,938
1995 Plan options...........................................    383,060
1996 Directors Plan options.................................    106,170
1997 Plan options...........................................    351,693
Warrants....................................................    301,683
                                                              ---------
Total shares reserved.......................................  1,147,544
                                                              =========

NOTE 9 -- NET INCOME (LOSS) PER COMMON SHARE

     The following table sets forth the computation of net income (loss) per common share (in thousands, except for share and per share data):

                                                                1995         1996         1997
                                                                ----         ----         ----
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Numerator:
  Net income (loss)........................................  $  (4,544)   $  (2,389)   $    1,430
Denominator:
  Denominator for basic earnings per
     share -- weighted-average shares......................  5,582,385    7,471,151    10,239,996
Effect of dilutive securities:
  Employee stock options...................................         --           --       441,586
  Warrants.................................................         --           --        84,534
                                                             ---------    ---------    ----------
  Dilutive potential common shares.........................         --           --       526,120
                                                             ---------    ---------    ----------
Denominator for diluted earnings per share -- adjusted
  weighted-average shares and assumed conversions..........  5,582,385    7,471,151    10,766,116
                                                             =========    =========    ==========
Basic earnings per common share............................  $   (0.81)   $   (0.32)   $     0.14
                                                             =========    =========    ==========
Diluted earnings per common share..........................  $   (0.81)   $   (0.32)   $     0.13
                                                             =========    =========    ==========

     For additional information regarding outstanding employee stock options and outstanding warrants, see Note 10.

     Options and warrants to purchase 1,170,626 and 838,849 shares of common stock were outstanding during 1995 and 1996, respectively, at exercise prices ranging from $.53-$69.02 and $.53-$69.02, respectively, but were not included in the computation of diluted earnings per common share in these years because the Company had net losses in 1995 and 1996 and the effect would be antidilutive.

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 10 -- STOCK OPTIONS AND WARRANTS

  Stock Options:

     In September 1993, the Company's shareholders approved an amended and restated stock option plan (the "1993 Plan"), which provided for the granting of options to purchase up to 113,018 shares of common stock. In November 1995, the outstanding options of all current employees were canceled in conjunction with the Company's recapitalization.

     In 1995, the Company's Board of Directors and shareholders approved an incentive compensation plan (the "1995 Plan"), which as amended and restated in 1996, provides for the granting of 1,500,000 shares of common stock in the form of stock options and restricted stock to employees, officers, directors and consultants of the Company. The exercise price of options granted under the 1995 Plan must be at least equal to the fair market value of the common stock on the date of grant. In 1995, the Board of Directors authorized the grant to officers and employees of options to purchase 923,292 shares of the Company's common stock at an exercise price of $.53 per share. In 1996, the Board of Directors authorized the grant to officers and employees of options to purchase 229,883 shares of the Company's common stock at exercise prices ranging from $.53 to $2.12 per share. All options granted to date have 10-year terms and vest over periods of up to four years after the date of grant.

     In 1997, the Company's Board of Directors and shareholders approved the 1997 Stock Option Plan (the "1997 Plan"), which provides for the granting of 1,500,000 shares of common stock in the form of stock options to selected officers, directors and employees of the Company and its subsidiaries. The exercise price of options granted under the 1997 Plan must be at least equal to the fair market value of the common stock on the date of grant. In 1997, the Board of Directors authorized the grant to officers and employees of options to purchase 376,367 shares of the Company's common stock at exercise prices ranging from $7.25 to $9.50 per share. All options granted to date have 10-year terms and vest over periods of up to 5 years after the date of grant.

     In June 1996, the Company's Board of Directors adopted and in July, 1996, the Company's stockholders approved, the Directors Stock Option Plan. The plan authorizes stock options for a total of 285,000 shares of common stock to be granted to eligible directors of the Company, consisting of directors who are neither officers nor employees of the Company. Each of the six incumbent eligible directors automatically received an option as of the date of closing of the Company's initial public offering for 8,195 shares of common stock with an exercise price of $10.25. As of each annual meeting of the Company's stockholders, each incumbent eligible director who is re-elected as a director at the annual meeting automatically receives an option grant based on a predetermined formula. The exercise price of each option will be the closing price on the date of grant. In 1997, each of the six incumbent eligible directors automatically received an option as of the date of the 1997 annual meeting for 9,500 shares of common stock with an exercise price of $7.50. The term of each option is six years from the date of grant, and each option vests in 16 equal quarterly installments and may be exercised only when it is vested and only while the holder of the option remains a director of the Company or during the 90-day period following the date that he or she ceases to serve as a director.

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 10 -- STOCK OPTIONS AND WARRANTS (CONTINUED)
A summary of stock option information follows:

                                              1995                    1996                      1997
                                      --------------------    ---------------------    ----------------------
                                                 WEIGHTED-                WEIGHTED-                 WEIGHTED-
                                                  AVERAGE                  AVERAGE                   AVERAGE
                                                 EXERCISE                 EXERCISE                  EXERCISE
                                      SHARES       PRICE       SHARES       PRICE       SHARES        PRICE
                                      ------     ---------     ------     ---------     ------      ---------
Outstanding at beginning of
  year............................    109,729      $8.56       933,235      $0.62        537,166      $1.93
  Granted.........................    923,292      $0.53       279,053      $3.20        433,367      $7.97
  Exercised.......................         --      $0.00      (660,767)     $0.59        (83,006)     $0.70
  Canceled/Forfeited..............    (99,786)     $8.56       (14,355)     $3.42        (41,666)     $5.38
                                      -------      -----      --------      -----      ---------      -----
Outstanding at end of year........    933,235      $0.62       537,166      $1.93        845,861      $4.98
                                      =======      =====      ========      =====      =========      =====
Exercisable at end of year........    542,620      $0.60       315,273      $0.81        326,119      $1.53
Available for future grant........    576,708                  592,004                 1,700,303

     Options outstanding and exercisable as of December 31, 1997 by price range:

                                                            OUTSTANDING                     EXERCISABLE
                                               -------------------------------------    --------------------
                                                            WEIGHTED-      WEIGHTED-               WEIGHTED-
                                                             AVERAGE        AVERAGE                 AVERAGE
                                                            REMAINING      EXERCISE                EXERCISE
          RANGE OF EXERCISE PRICE              SHARES     LIFE IN YEARS      PRICE      SHARES       PRICE
          -----------------------              ------     -------------    ---------    ------     ---------
$.53-$1.99.................................    383,060        8.09           $1.04      298,693      $0.79
$7.25-$10.25...............................    462,801        9.27           $8.23       27,426      $9.54
                                               -------                                  -------
                                               845,861                                  326,119
                                               =======                                  =======

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options approximates the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income (loss) and net income (loss) per share is required by FAS 123 as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that statement. Options granted in 1997 were valued using the Black-Scholes option pricing model. Options granted in 1996 and 1995, as a non-public company, were valued using the minimum value method. The following assumptions were used in 1995, 1996, and 1997: risk-free interest rates ranging from 5.5% to 5.7% in 1995, 5.1% to 6.7% in 1996 and 5.9% to 6.8% in 1997; a dividend yield of
0%; and a weighted-average expected life of the option of 31 months in 1995 and 1996 and 72 months in 1997. The weighted-average fair values of options granted during 1995, 1996 and 1997 were $.09 per share, $.79 per share and $4.48 per share, respectively.

     Option value models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing method does not necessarily provide a reliable single measure of the fair value of its employee stock options.

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 10 -- STOCK OPTIONS AND WARRANTS (CONTINUED)
     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting period. The Company's pro forma information follows (in thousands, except for per share information):

                                                                 1995       1996       1997
                                                                 ----       ----       ----
Pro forma net income (loss).................................    $(4,559)   $(2,474)   $1,112
Pro forma diluted net income (loss) per share...............    $ (0.82)   $ (0.33)   $ 0.10

     The pro forma effect for 1995, 1996, and 1997 is not representative of the pro forma effect in future years as the pro forma disclosures reflect only the fair value of stock options granted subsequent to December 31, 1994.

  Warrants:

     The Company, in conjunction with a lease financing agreement, issued the lessor warrants to purchase up to 15,064 shares of common stock at $18.58 per share. At December 31, 1997, all of these warrants were outstanding. They expire in March 1998.

     The Company, in connection with the issuance of preferred stock, which was subsequently reclassified as common stock, issued warrants to purchase up to 6,773 shares of common stock at an exercise price of $69.02 per share. At December 31, 1997, all of these warrants were outstanding. They expire in March 1999.

     During 1995, several of the Company's shareholders and directors provided a bridge loan to the Company. The loan totaled $830,000 with interest at the prime rate plus 3% and was repaid. In addition to the interest, the lenders received warrants to purchase 220,559 shares of common stock at $1.59 per share. These warrants expire on July 31, 2000. In 1996, the lenders exercised warrants to purchase 166,749 shares. At December 31, 1997, warrants to purchase 53,810 shares of common stock remained outstanding.

     In May 1996, the Company obtained a $1,000,000 bridge loan from certain shareholders, directors and officers to provide working capital and to finance acquisitions. The bridge loan was repaid in August 1996. In connection with this loan, the Company issued warrants to members of the lending group to purchase an aggregate of 226,036 shares of common stock at $7.96 per share. The warrants expire in May 2001. At December 31, 1997, all of these warrants were outstanding.

NOTE 11 -- EMPLOYEE STOCK PURCHASE PLAN

     Under a plan for 1997 approved by the Board of Directors, employees of Stericycle can purchase shares of common stock at a market price. Under the terms of the plan, employees were allowed to purchase shares throughout the year and pay for the stock through salary deduction. Employees elected to purchase a total of 5,235 shares under this plan during 1997.

NOTE 12 -- REGISTRATION AGREEMENT

     The Company is a party to a registration agreement which gives certain shareholders of the Company registration rights for their shares. The parties to the registration agreement are the original holders of the Company's prior Class A, B, C, D, E, F, H and I preferred stock and a holder of a warrant to purchase up to 15,064 shares of common stock which the Company issued in conjunction with a lease financing agreement. After the Company's 1995 recapitalization, the registration agreement was amended to provide that the registration rights applied to the shares of common stock that the parties to the registration agreement received pursuant to the recapitalization, shares issuable under certain warrants issued to purchasers of the Company's prior Class F preferred stock, shares issuable under the warrant issued in conjunction with the

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 12 -- REGISTRATION AGREEMENT (CONTINUED) lease financing agreement and the common stock to be delivered by the Company in payment of a note delivered in connection with the Safe Way acquisition, for a total of 5,227,608 shares. According to the registration agreement (i) at any time, the holders of a majority of the shares which are subject to the registration rights can request registration of their shares on Form S-1 (a "Long-Form Registration") and the holders of at least 25% of these shares can request registration of their shares on Form S-2 or S-3, (ii) at any time, one shareholder who is a party to the registration agreement may request a Long Form registration, (iii) at any time, another shareholder who is a party to the registration agreement can request a Long Form registration, and (iv) the parties to the registration agreement have the right to include their shares in any registration which is requested or in any other registration that the Company may otherwise undertake. If any registration is requested, the Company will use its best efforts to effect the requested registration at its own expense.

NOTE 13 -- EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) defined contribution retirement savings plan covering substantially all employees of the Company. Each participant may elect to defer a portion of his or her compensation subject to certain limitations. The Company may match up to 30% of the first $1,000 contributed to the plan by each employee. The Company's contributions for the years ended December 31, 1995, 1996 and 1997 were approximately $14,000, $14,000 and $25,000, respectively.

NOTE 14 -- RELATED PARTIES

     In February 1998, the Company announced the formation of an international joint venture company called Medam S.A. de C.V. ("Medam"), which will utilize Stericycle's proprietary Electro-Thermal Deactivation (ETD) technology to treat medical and infectious waste in the Mexico City market. Stericycle's partners in the joint venture are Controladora Ambiental S.A. de C.V., headquartered in Mexico City, and Pennoni Associates, Inc., headquartered in Philadelphia, Pennsylvania. The Company owns 24.5% of the common stock of Medam. During 1997, the Company received partial payments for machinery to be delivered to Medam in 1998. At December 31, 1997 the Company has made $461,000 in capital contributions. Capital contributions will be approximately $702,000 in 1998.

     In October 1993, the Company entered into an alliance agreement (the "Alliance") with an investor in the Company. The purpose of the Alliance was to develop new technologies and procedures for recycling regulated medical waste. The Company devoted resources to the Alliance research and development program during the first 18 months of the Alliance. The investor has rights with respect to the development of any Alliance technology as part of the research and development program. During the initial 18 months of the Alliance, the Company provided for $1 million of research and development costs under this agreement. A license agreement is effective upon the non-renewal of the Alliance and grants the investor a license to use the Alliance technology subject to certain conditions. The initial term of the Alliance Agreement ends on October 12, 1998, and will be automatically renewed for successive one-year terms thereafter, unless either party notifies the other at least six months prior to the end of any term of its intent to terminate the Agreement.

     Under the Alliance, the investor and the Company have an ongoing relationship to provide services and products to the health care market place.

                       STERICYCLE, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1998
                                                              ------------    --------
                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 5,374        $ 3,358
  Short-term investments....................................      2,335          2,335
  Accounts receivable, less allowance for doubtful accounts
    of $347 in 1998 and $361 in 1997........................     10,286         11,513
  Parts and supplies........................................        660            802
  Prepaid expenses..........................................        440            485
  Other.....................................................        392            507
                                                                -------        -------
      Total current assets..................................     19,487         19,000
                                                                -------        -------
Property, plant and equipment:
  Land......................................................         90             90
  Buildings and improvements................................      5,561          5,699
  Machinery and equipment...................................     11,469         12,025
  Office equipment and furniture............................        746            854
  Construction in progress..................................        614            821
                                                                -------        -------
                                                                 18,480         19,489
Less accumulated depreciation...............................     (7,239)        (8,268)
                                                                -------        -------
      Property, plant and equipment, net....................     11,241         11,221
                                                                -------        -------
Other assets:
  Goodwill, less accumulated amortization of $2,692 in 1998
    and $2,040 in 1997......................................     29,458         30,574
  Other.....................................................      1,040          1,743
                                                                -------        -------
      Total other assets....................................     30,498         32,317
                                                                -------        -------
         Total assets.......................................    $61,226        $62,538
                                                                =======        =======
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................    $ 3,052        $ 2,476
  Accounts payable..........................................      1,927          2,125
  Accrued liabilities.......................................      7,039          6,186
  Deferred revenue..........................................        255            250
                                                                -------        -------
      Total current liabilities.............................     12,273         11,037
                                                                -------        -------
Long-term debt:
  Industrial development revenue bonds and other............      1,405          1,366
  Notes payable.............................................      2,070          2,035
                                                                -------        -------
      Total long-term debt..................................      3,475          3,401
                                                                -------        -------
Other liabilities...........................................        452            427
  Shareholders' equity:
  Common stock (par value $.01 per share, 30,000,000 shares
    authorized, 10,615,399 issued and outstanding in 1998,
    10,472,799 issued and outstanding in 1997)..............        105            106
  Additional paid-in capital................................     82,986         83,764
  Notes receivable for common stock purchases...............         (4)            (4)
  Accumulated deficit.......................................    (38,061)       (36,193)
                                                                -------        -------
      Total shareholders' equity............................     45,026         47,673
                                                                -------        -------
         Total liabilities and shareholders' equity.........    $61,226        $62,538
                                                                =======        =======

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              ------------------------
                                                                 1997          1998
                                                                 ----          ----
Revenues....................................................  $   20,816    $   28,018
Costs and expenses:
  Cost of revenues..........................................      16,106        19,629
  Selling, general and administrative expenses..............       4,603         6,358
                                                              ----------    ----------
     Total costs and expenses...............................      20,709        25,987
                                                              ----------    ----------
Income from operations......................................         107         2,031
Other income (expense):
  Interest income...........................................         398           239
  Interest expense..........................................        (216)         (124)
                                                              ----------    ----------
     Total other income (expense)...........................         182           115
                                                              ----------    ----------
Income before income taxes..................................         289         2,146
Income tax expense..........................................           7           278
                                                              ----------    ----------
Net income..................................................  $      282    $    1,868
                                                              ==========    ==========
Earnings per share:
  Basic.....................................................  $     0.03    $     0.18
                                                              ==========    ==========
  Diluted...................................................  $     0.03    $     0.17
                                                              ==========    ==========
Weighted average number of common shares outstanding:
  Basic.....................................................  10,071,610    10,511,297
                                                              ==========    ==========
  Diluted...................................................  10,554,140    11,167,492
                                                              ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               FOR THE SIX MONTHS
                                                                      ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                               1997          1998
                                                               ----          ----
OPERATING ACTIVITIES:
Net income..................................................  $   282       $ 1,868
Adjustments to reconcile net income to net cash used in
  operating activities:
  Depreciation and amortization.............................    1,426         1,733
Changes in operating assets:
  Accounts receivable, net of effect of acquisitions........   (4,293)       (1,152)
  Parts and supplies........................................      126          (135)
  Prepaid expenses..........................................       98           (45)
  Other assets..............................................       35          (115)
  Accounts payable..........................................       --           198
  Accrued liabilities.......................................    2,092        (1,429)
  Deferred revenue..........................................     (146)          (30)
                                                              -------       -------
Net cash provided by (used in) operating activities.........     (380)          893
                                                              -------       -------
INVESTING ACTIVITIES:
  Payments for acquisitions, net of cash acquired...........   (4,583)       (1,163)
  Proceeds from maturity of short-term investments..........    5,799            --
  Purchases of short-term investments.......................   (2,335)           --
  Capital expenditures......................................     (702)         (984)
                                                              -------       -------
Net cash used in investing activities.......................   (1,821)       (2,147)
                                                              -------       -------
FINANCING ACTIVITIES:
  Repayment of long term debt...............................     (838)         (788)
  Principal payments on capital lease obligations...........     (150)          (57)
  Principal payments on notes receivable for common stock
     purchases..............................................        4            --
  Proceeds from issuance of common stock....................       20            83
                                                              -------       -------
Net cash used in financing activities.......................     (964)         (762)
                                                              -------       -------
Net decrease in cash and cash equivalents...................   (3,165)       (2,016)
Cash and cash equivalents at beginning of period............   11,950         5,374
                                                              -------       -------
Cash and cash equivalents at end of period..................  $ 8,785       $ 3,358
                                                              =======       =======
Non-cash activities:
  Issuance of common stock for certain acquisitions.........  $ 2,363       $   697
  Issuance of notes payable for certain acquisitions........  $ 1,380       $   195

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; but the Company believes the disclosures in the accompanying condensed consolidated financial statements are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation for the periods presented have been reflected and are of a normal recurring nature. These condensed consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and notes thereto for the three years ended December 31, 1997. The results of operations for the six-month period ended June 30, 1998 are not necessarily indicative of the results that may be achieved for the entire year ending December 31, 1998.

NOTE 2 -- RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes the dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All net income per common share amounts for all periods have been presented, and where appropriate, restated to conform to FAS 128 requirements.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements and was effective for the Company beginning January 1, 1998. The adoption of FAS 130 has had no impact on the Company's financial position, results of operations, or cash flows.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information' ("FAS 131"). FAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosure about products and services, geographic areas and major customers. FAS 131 is effective for the Company's annual financial statements for the year ended December 31, 1998. The Company is evaluating the disclosure requirements of FAS 131 and has not determined whether its adoption will have a material impact on its future disclosure requirements.

NOTE 3 -- ACQUISITIONS

     In February 1998, the Company acquired selected small quantity generator contracts of Bridgeview, Inc., located in Pennsylvania, and in April 1998, the Company acquired the customer contracts and selected other assets of Medisin Inc., located in eastern Kentucky. In June 1998, the Company acquired the customer contracts and selected other assets of Mediwaste Disposal Services LLC., Controlled Medical Disposal, Inc., and Arizona Hazardous Waste Disposal, located in Texas, New Jersey and Arizona, respectively, and selected customer contracts and other assets of Superior of Wisconsin, Inc., located in Wisconsin.

     The combined purchase price of approximately $2,055,000 for these six acquisitions was paid by a combination of cash, promissory notes, the issuance of common stock (and, in one case, the forgiveness of indebtedness).

                       STERICYCLE, INC. AND SUBSIDIARIES

                                 JUNE 30, 1998

NOTE 4 -- SALE OF EQUIPMENT TO JOINT VENTURE

     During the six months ended June 30, 1998, the Company sold equipment utilizing the Company's Electro-Thermal-Deactivation ("ETD") technology to a Mexican joint venture company, Medam S.A. de C.V. The Company holds a 24.5% interest in the joint venture. Revenues of $1,202,000 have been recognized in the condensed consolidated statement of operations for the six months ended June 30, 1998.

NOTE 5 -- STOCK OPTIONS

     During the six months ended June 30, 1998, options to purchase common stock totaling 248,668 shares were granted to key employees. These options will vest ratably over a five-year period and have an average exercise price of approximately $13.675 per share. The grant of options was made under the Company's 1997 Stock Option Plan, which authorized the grant of options for a total of 1,500,000 shares of the Company's common stock. The 1997 Stock Option Plan was approved by the Company's stockholders in April 1997.

     During the six months ended June 30, 1998, options to purchase common stock totaling 63,870 shares were granted to the Company's directors. These options will vest ratably over a one-year period and have an exercise price of $14.14 per share. The grant of options was made under the Company's Directors Stock Option Plan, which authorized the grant of options for a total of 285,000 shares of the Company's common stock. The Directors Stock Option Plan was approved by the Company's stockholders in April 1996.

NOTE 6 -- STOCK ISSUANCES

     During the six months ended June 30, 1998, options to purchase 98,098 shares of common stock were exercised at prices ranging from $0.53-$8.00 per share. The Company also issued 48,621 shares of common stock in connection with certain acquisitions.

NOTE 7 -- INCOME TAXES

     Prior to 1997, the Company had generated net operating losses for income tax purposes. Any benefit resulting from these net operating losses has been offset by a valuation allowance. Annual utilization of the Company's net operating loss carryforward is limited by Internal Revenue Code Section 382. The Company's 1998 income tax expense reflects federal taxable income expected in excess of the Section 382 limitation and income taxes in states where the Company has no offsetting net operating losses. The Company's 1997 income tax expense reflects the federal alternative minimum tax and income taxes in states where the Company has no offsetting net operating losses. For the six month periods ended June 30, 1998 and 1997, utilization of the Company's net operating loss carryforward reduced the Company's income tax expense by $595,000 and $113,000, respectively.

NOTE 8 -- COMMITMENT

     In July 1998, the Company entered into an agreement to supply and license its ETD technology to Companhia Auxiliar de Viacao e Obras -- CAVO of Sao Paulo, Brazil. Under the agreement, the Company will supply the ETD equipment and license technology and will provide engineering, installation, training, and start up services.

                                     [LOGO]

Through on-site training and education programs, Stericycle helps customers establish regulated medical waste management systems.

Stericycle helps health care providers protect patients and employees from the potential hazards of regulated medical waste with puncture-resistant, leak-proof Steri-Tub(R) collection containers.

Regulated medical waste is readied for treatment at the beginning of the process.

The empty Steri-Tub(R) continues on to the wash station where it is sanitized and prepared for re-use.

A processing vessel containing the regulated medical waste automatically enters the dielectric oven, where it is treated using Stericycle's patented Electro-Thermal-Deactivation (ETD) treatment process.

The regulated medical waste has now been rendered noninfectious. The treated waste can now be recycled, used as a fuel to provide energy, or safely landfilled.

No dealer, salesperson or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer contained herein, and if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, shares of Common Stock in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                               TABLE OF CONTENTS

Prospectus Summary....................      3
Risk Factors..........................      7
Use of Proceeds.......................     15
Price Range of Common Stock...........     15
Capitalization........................     16
Dividend Policy.......................     16
Selected Consolidated Financial
  Data................................     17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     18
Business..............................     23
Management............................     43
Selling Stockholders..................     45
Description of Capital Stock..........     46
Shares Eligible for Future Sale.......     47
Underwriting..........................     48
Legal Matters.........................     49
Experts...............................     49
Available Information.................     49
Documents Incorporated by Reference...     50
Index to Consolidated Financial
  Statements..........................    F-1

PROSPECTUS                                                                , 1998

                                3,000,000 Shares

                                   STERICYCLE

                                  Common Stock

                            WARBURG DILLON READ LLC
                           CREDIT SUISSE FIRST BOSTON
                            WILLIAM BLAIR & COMPANY
                            SUTRO & CO. INCORPORATED

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered (other than underwriting discounts and commissions). All amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fees. All of these expenses will be paid by the Registrant.

SEC registration fee........................................    $17,678.64
Nasdaq National Market listing fees.........................
NASD registration fee.......................................      6,333.26
Legal fees and expenses.....................................
Accounting fees and expenses................................
Printing expenses...........................................
Blue sky fees and expenses..................................
Transfer agent fees.........................................
Miscellaneous...............................................
                                                                ----------
       Total................................................    $
                                                                ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation in non-derivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In the case of criminal actions and proceedings, the person must also not have had reasonable cause to believe that his or her conduct was unlawful. Indemnification of expenses is also authorized in stockholder derivative actions if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and if he or she has not been found liable to the corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

     Article Fifth of the Registrant's By-Laws requires the Company to indemnify its directors, officers, employees and agents to the maximum extent permitted by Delaware law. Article Fifth also requires the Registrant to advance litigation expenses of a director or officer on receipt of his or her written undertaking to repay all amounts advanced if it s ultimately determined that he or she is not entitled to indemnification.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty of care. Such a provision may not eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, declaring an illegal dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

     Article Ninth of the Registrant's Certificate of Incorporation eliminates the personal liability of the Registrant's directors to the fullest extent permitted by Section 102(b)(7).

     By reason of directors' and officers' liability insurance which the Registrant maintains, the Registrant's directors officers are insured against actual liabilities, including liabilities under the federal securities laws, for acts or omissions related to the conduct of their duties.

     See the Underwriting Agreement, Exhibit 1.1, for certain indemnification provisions relating to this Offering.

ITEM 16. EXHIBITS

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 1.1*     Form of Underwriting Agreement.
 3.1      Certificate of Incorporation of the Registrant as currently in effect. (Incorporated by reference to Exhibit 3.1 to the
          Registrant's Registration Statement on Form S-1
          (Registration No. 333-05665), declared effective on August
          22, 1996.)
 5.1*     Opinion of Johnson and Colmar.
10.1      Loan and Security Agreement dated March 4, 1998 between
          Silicon Valley Bank and the Registrant.
10.2      Joint Venture Agreement dated May 16, 1997 among the
          Registrant, Pennoni Associates, Inc., Conopam, S.A. de C.V.
          and Controladora Ambiental, S.A. de C.V., relating to the
          organization of Medam, S.A. de C.V.
10.3      Industrial Building Lease dated July 28, 1998 between Curto
          Reynolds Oelerich, Inc. and the Registrant, relating to the
          Registrant's lease of office and warehouse space in Lake
          Forest, Illinois.
10.4+     Agreement for Sublease dated April 1, 1997 between Waste
          Management of Texas, Inc. and the Registrant, relating to
          the Registrant's sublease of a treatment facility in
          Terrell, Texas.
10.5+     Agreement for Sublease dated May 1, 1997 between Waste
          Management of Maryland, Inc. and the Registrant, relating to the Registrant's sublease of a treatment facility in
          Baltimore, Maryland.
10.6+     Agreement for Sublease dated July 30, 1997 between WMI
          Medical Services of Arizona, Inc. and the Registrant,
          relating to the Registrant's sublease of a treatment
          facility in Chandler, Arizona.
10.7      First Amendment to Amended and Restated Incentive
          Compensation Plan.
10.8      First and Second Amendments to Directors Stock Option Plan.
10.9      First Amendment to 1997 Stock Option Plan.
23.1      Consent of Ernst & Young, LLP.
23.2*     Consent of Johnson and Colmar (filed as part of Exhibit
          5.1).
24.1      Power of attorney (included under the caption "Power of
          Attorney" in Part II of this Registration Statement).

-------------------------
* To be filed by amendment

+ Confidential treatment requested; material omitted and filed separately with the Commission

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time that it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Deerfield, State of Illinois, on August 4, 1998.

                                          Stericycle, Inc.

                                          By       /s/ MARK C. MILLER
                                            ------------------------------------
                                                       Mark C. Miller
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below who is then an officer or director of the Registrant authorizes Mark C. Miller and Frank J.M. ten Brink, or either of them, with full power of substitution and resubstitution, to sign in his name and to file any amendments to this Registration Statement (including post-effective amendments) and all related documents necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in this Registration Statement (as it may be so amended) as Mark C. Miller or Frank J.M. ten Brink, or either of them, may deem appropriate, and to do and perform all other related acts and things necessary to be done.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      NAME                                       TITLE                       DATE
                      ----                                       -----                       ----
              /s/ JACK W. SCHULER                 Chairman of the Board of Directors    August 4, 1998
------------------------------------------------
                Jack W. Schuler

               /s/ MARK C. MILLER                 President, Chief Executive Officer    August 4, 1998
------------------------------------------------  and a Director (Principal Executive
                 Mark C. Miller                   Officer)

            /s/ FRANK J.M. TEN BRINK              Vice President, Finance and Chief     August 4, 1998
------------------------------------------------  Financial Officer (Principal
              Frank J.M. Ten Brink                Financial and Accounting Officer)

              /s/ ROD F. DAMMEYER                 Director                              August 4, 1998
------------------------------------------------
                Rod F. Dammeyer

             /s/ PATRICK F. GRAHAM                Director                              August 4, 1998
------------------------------------------------
               Patrick F. Graham

               /s/ JOHN PATIENCE                  Director                              August 4, 1998
------------------------------------------------
                 John Patience

                /s/ PETER VARDY                   Director                              August 4, 1998
------------------------------------------------
                  Peter Vardy

          /s/ L. JOHN WILKERSON, PH.D.            Director                              August 4, 1998
------------------------------------------------
            L. John Wilkerson, Ph.D.

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                DESCRIPTION
-------                              -----------

   1.1*      Form of Underwriting Agreement.
   3.1       Certificate of Incorporation of the Registrant as currently in effect. (Incorporated by reference to Exhibit 3.1 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-05665), declared effective on August
             22, 1996.)
   5.1*      Opinion of Johnson and Colmar.
  10.1       Loan and Security Agreement dated March 4, 1998 between
             Silicon Valley Bank and the Registrant.
  10.2       Joint Venture Agreement dated May 16, 1997 among the
             Registrant, Pennoni Associates, Inc., Conopam, S.A. de C.V.
             and Controladora Ambiental, S.A. de C.V., relating to the
             organization of Medam, S.A. de C.V.
  10.3       Industrial Building Lease dated July 28, 1998 between Curto
             Reynolds Oelerich, Inc. and the Registrant, relating to the
             Registrant's lease of office and warehouse space in Lake
             Forest, Illinois.
  10.4+      Agreement for Sublease dated April 1, 1997 between Waste
             Management of Texas, Inc. and the Registrant, relating to
             the Registrant's sublease of a treatment facility in
             Terrell, Texas.
  10.5+      Agreement for Sublease dated May 1, 1997 between Waste
             Management of Maryland, Inc. and the Registrant, relating to the Registrant's sublease of a treatment facility in
             Baltimore, Maryland.
  10.6+      Agreement for Sublease dated July 30, 1997 between WMI
             Medical Services of Arizona, Inc. and the Registrant,
             relating to the Registrant's sublease of a treatment
             facility in Chandler, Arizona.
  10.7       First Amendment to Amended and Restated Incentive
             Compensation Plan.
  10.8       First and Second Amendments to Directors Stock Option Plan.
  10.9       First Amendment to 1997 Stock Option Plan.
  23.1       Consent of Ernst & Young, LLP.
  23.2*      Consent of Johnson and Colmar (filed as part of Exhibit
             5.1).
  24.1       Power of attorney (included under the caption "Power of
             Attorney" in Part II of this Registration Statement).

-------------------------
* To be filed by amendment
+ Confidential treatment requested; material omitted and filed separately with the Commission